UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Preliminary Information Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

Definitive Information Statement

BROOKDALE SENIOR LIVING INC.

(Name of Registrant As Specified in Its Charter)

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BROOKDALE SENIOR LIVING INC.

INFORMATION STATEMENT

June 16, 2006

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We have entered into a definitive agreement with American Retirement Corporation (‘‘ARC’’) under which we will acquire all of the outstanding stock of ARC pursuant to a merger (the ‘‘Merger’’), subject to the terms and conditions contained in the agreement. For more information on the terms of the Merger, see ‘‘The Equity Transaction — The Merger Agreement.’’

In connection with the Merger, certain affiliates of Fortress Investment Group LLC (together with its affiliates, ‘‘Fortress’’), our largest stockholder, proposed to provide to us the financing necessary to acquire ARC. To explore and negotiate any proposed financing arrangement with Fortress, our board of directors established a special committee of the board (the ‘‘Special Committee’’), which received a proposal from an affiliate of Fortress (the ‘‘Investor’’) to commit to provide up to $1.3 billion of equity financing in connection with the Merger (which we refer to herein as the ‘‘Equity Transaction’’). The terms of the Equity Transaction are described in greater detail below in this information statement. See ‘‘Terms of the Equity Transaction.’’

On April 26, 2006, the Special Committee engaged Bear, Stearns & Co. Inc. (‘‘Bear Stearns’’) to assist it in analyzing and evaluating the equity financing proposal from the Investor and to render an opinion as to the fairness, from a financial point of view, to us of the terms and price to be paid to us for the common stock to be issued to the Investor in connection with the Equity Transaction.

In connection with the Merger, the board engaged Goldman Sachs & Co. (‘‘Goldman Sachs’’) to assist it in analyzing and evaluating the Merger and to undertake a study to enable it to render an opinion as to the fairness from a financial point of view to us of the financial consideration to be paid by us in connection with the Merger. On May 10, 2006, Goldman Sachs delivered an oral opinion to the board, which opinion was subject to review of the executed Merger Agreement and which was subsequently confirmed by a written opinion, dated May 12, 2006, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, matters considered, and qualifications and limitations set forth in the opinion, the $33.00 per share of ARC common stock in cash to be paid by us pursuant to the Merger Agreement was fair from a financial point of view to us. A copy of the opinion is included as Annex B to this information statement.

On May 10, 2006, Bear Stearns delivered an oral opinion to the Special Committee, subsequently confirmed in writing, that as of the date of the opinion, and based upon and subject to the assumptions made, matters considered, and qualifications and limitations set forth in the opinion, the terms and price to be paid to us for our common stock to be issued to the Investor in connection with the Equity Transaction were fair from a financial point of view to us. A copy of the opinion is included in Annex A to this information statement.

On May 10, 2006, after receiving the presentation and oral opinion of Bear Stearns regarding the Equity Transaction and after participating in the board meeting during which Goldman Sachs presented its financial analyses and delivered its oral opinion regarding the fairness from a financial point of view to us of the $33.00 per share of ARC common stock in cash to be paid by us pursuant to the Merger Agreement, the Special Committee unanimously determined that the Equity Transaction was advisable and in the best interests of us and all of our stockholders and recommended that our board approve and authorize the Equity Transaction. On May 12, 2006, after making the determination that the Merger was in our best interests and that of all of our stockholders, our board determined that the Equity Transaction was advisable and in the best interests of us and all of our shareholders and all members of the board present at the meeting approved the Equity Transaction and the Merger. On May 12, 2006, the Investor entered into an Investment Agreement with us (the ‘‘Investment Agreement’’). See ‘‘Terms of The Equity Transaction — Investment Agreement.’’

In connection with the Merger, our board of directors also approved an amendment (the ‘‘Stock Plan Amendment’’) to the Brookdale Senior Living Omnibus Stock Incentive Plan (the ‘‘Stock Plan’’) to reserve an additional 2,500,000 shares of common stock for issuance thereunder to satisfy (i) obligations to provide for certain purchases of common stock by ARC officers and employees for purchase and (ii) obligations to make corresponding grants of restricted shares of common stock under the Stock Plan to those ARC officers and employees who purchase such shares of common stock pursuant to employment agreements and optionee agreements entered into in connection with the Merger, and for such other grants that may be made from time to time pursuant to the Stock Plan. See ‘‘The Stock Plan Amendment.’’

Also in connection with the Merger, our board of directors approved an amendment to our Amended and Restated Certificate of Incorporation (our ‘‘Charter’’), to effectuate an increase in the authorized number of directors from not more than 7 members to not more than 8 members (the ‘‘Charter Amendment’’), in the event that we decide to offer a current member of the board of directors of ARC or some other qualified individual the opportunity to join our board of directors after the consummation of the Merger. As of the date of this information statement, we have no arrangement with any individual to join our board of directors. See ‘‘The Charter Amendment.’’

On May 12, 2006, Fortress, our largest shareholder, executed a written consent approving each of the Equity Transaction and the Stock Plan Amendment. This consent constitutes the consent of a majority of the total number of shares of our outstanding common stock and is sufficient to approve each of the Equity Transaction and the Stock Plan Amendment. In connection with the Merger, Fortress also executed a written consent approving the Charter Amendment. This consent constitutes the consent of a majority of the total number of shares of our outstanding common stock and is sufficient to approve the Charter Amendment. As a result of the consents referred to above, we will not be asking you to take action on the Equity Transaction, the Stock Plan Amendment or the Charter Amendment.

We are furnishing this information statement to our stockholders to provide you with certain information in connection with the Equity Transaction, the Stock Plan Amendment and the Charter Amendment. None of the Equity Transaction, the Stock Plan Amendment or the Charter Amendment will be effected until at least 20 days after we first send this information statement to stockholders, and unless and until the Merger is consummated.

This information statement provides further information about Brookdale and the Equity Transaction, the Stock Plan Amendment and the Charter Amendment. Please carefully read the information statement in its entirety. You may also obtain other information about Brookdale from publicly available documents that have been filed with the Securities and Exchange Commission. See ‘‘Where You Can Find More Information.’’

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions discussed in this information statement or passed upon the fairness or merits of such transactions or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

This information statement is first being mailed to stockholders on or about June 16, 2006.

For convenience in this information statement unless indicated otherwise, ‘‘Brookdale,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer to Brookdale Senior Living Inc. and its consolidated subsidiaries. ‘‘Fortress’’ refers to Fortress Investment Group LLC and certain of its affiliates.

THE EQUITY TRANSACTION

The following is a summary of the material terms of the Equity Transaction and agreements relating to the Equity Transaction, including the Merger. The following summary is qualified in its entirety by reference to the applicable agreements, which we have filed with the Securities and Exchange Commission (the ‘‘SEC’’) as exhibits to our Current Report on Form 8-K filed with the SEC on May 15, 2006. In addition, we have included the Investment Agreement as Annex C to this information statement. We encourage you to read this agreement in its entirety.

General

On May 12, 2006, Fortress, the holder of approximately 65% of our common stock, executed a written consent approving the Equity Transaction, and the Investor, an affiliate of Fortress, entered into the Investment Agreement with us. In connection with the Equity Transaction, the Investor has committed to purchase from us, at a price of $36.93 per share, up to $1.3 billion in aggregate of our common stock, subject to the terms and conditions contained in the Investment Agreement. The Investor's commitment will be reduced by the amount of net proceeds received by us from any public or private offering of our equity securities prior to the closing of the Merger (the ‘‘Closing’’). However, the Equity Transaction commitment cannot be reduced below $650 million.

The Investor in the Equity Transaction is RIC Coinvestment Fund LP (‘‘RIC’’), an affiliate of Fortress, which, together with its affiliates, is our largest stockholder.

As a result of the Equity Transaction, unless the Investor's commitment is reduced by the net proceeds of an equity or debt offering, the total number of outstanding shares of our common stock will increase by the number of shares obtained by dividing (i) the total purchase price for the shares issued in connection with the Equity Transaction by (ii) the per-share purchase price of $36.93.

If we do not complete a public or private offering of our equity securities prior to the Closing, under an Option Agreement with us (the ‘‘Option Agreement’’), the Investor will issue to us, at the closing of the Investment Agreement, a one-time option to purchase from the Investor a number of shares of our common stock having a value equal to the difference between the total consideration paid by the Investor for the common stock at the Closing and $650 million. Pursuant to the Option Agreement, we would have the right to purchase those shares at a price per share of $38.07. The option would be immediately vested upon issuance at the Closing and would expire six months and one day after the Closing. In the event that we complete a public or private offering of our equity securities prior to the Closing, we will not be entitled to this option and no option will be issued by the Investor. The option is non-transferable without the consent of the Investor.

On June 14, 2006, we filed a registration statement on Form S-1 for a proposed $700 million follow-on and $85 million secondary public offering of our common stock, which is conditioned upon the Closing (the ‘‘Follow-On Offering’’). A portion of the proceeds received by us from the Follow-On Offering will be used to reduce the Investor's commitment to $650 million. In the event that we complete the Follow-On Offering, we will not be entitled to the option under the Option Agreement. For additional information regarding the Follow-On Offering, see ‘‘Terms of the Equity Transaction – The Follow-On Offering.’’

The Equity Transaction will not be effected until at least 20 days after we first send this information statement to stockholders, and the consummation of the Equity Transaction is conditioned on the consummation of the Merger.

Background of the Equity Transaction

On May 12, 2006, we, Beta Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of ours (‘‘Merger Sub’’), and ARC, entered into an Agreement and Plan of Merger (the ‘‘Merger Agreement’’), pursuant to which Merger Sub will be merged with and into ARC

(the ‘‘Merger’’) with ARC continuing as the surviving corporation and as a wholly-owned subsidiary of Brookdale. Pursuant to the Merger Agreement, we agreed to purchase all issued and outstanding shares of ARC common stock, for $33.00 per share in cash, and all shares issuable upon the exercise of outstanding stock options for the excess, if any, of $33.00 over the applicable exercise price, for aggregate consideration of approximately $1.2 billion in cash, subject to the terms and conditions contained in the Merger Agreement. The closing of the Merger is expected to occur in the third quarter of 2006. See ‘‘— The Merger Agreement.’’

In connection with the Merger, certain affiliates of Fortress proposed to provide to us the financing necessary to purchase all the outstanding stock of ARC. To explore and negotiate any proposed financing arrangement with Investor, on April 20, 2006 our board of directors established the Special Committee, consisting of Jackie M. Clegg, Jeffrey R. Leeds, Jeffrey G. Edwards and Dr. Samuel Waxman, each of whom is unaffiliated with Fortress. Subsequently, the Special Committee received a proposal from the Investor to commit to provide up to $1.3 billion of equity financing in connection with the Merger.

On April 26, 2006, the Special Committee engaged Bear Stearns to assist it in analyzing and evaluating the equity financing proposal from the Investor and to render an opinion as to the fairness, from a financial point of view, to us of the terms and price to be paid to us for the common stock to be issued to the Investor in connection with the Equity Transaction. On May 10, 2006, Bear Stearns delivered an oral opinion to the Special Committee, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the assumptions made, matters considered, and qualifications and limitations set forth in the opinion, the terms and price to be paid to us for our common stock to be issued to the Investor in connection with the Merger were fair from a financial point of view to us. For more information regarding the opinion, see ‘‘Summary of Opinion of Bear Stearns to the Special Committee of the Board of Directors.’’ The foregoing summary of Bear Stearns' opinion is qualified in its entirety by reference to the full text of the opinion, which is included as Annex A to this information statement.

In connection with the Merger, the board engaged Goldman Sachs to assist it in analyzing and evaluating the Merger and to undertake a study to enable it to render an opinion as to the fairness from a financial point of view to us of the financial consideration to be paid by us in connection with the Merger. On May 10, 2006, Goldman Sachs presented its financial analyses and rendered an oral opinion to the board, which opinion was subject to review of the executed Merger Agreement and which was subsequently confirmed by a written opinion, dated May 12, 2006, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, matters considered, and qualifications and limitations set forth in the opinion, the $33.00 per share of ARC common stock in cash to be paid by us pursuant to the Merger Agreement was fair from a financial point of view to us. For more information regarding the financial analyses and the opinion of Goldman Sachs, see ‘‘Summary of Opinion of Goldman Sachs to the Board of Directors in connection with the Merger.’’ The foregoing summary of Goldman Sachs's opinion is qualified in its entirety by reference to the full text of the opinion, which is included as Annex B to this information statement.

On May 10, 2006, the Special Committee, after receiving the presentation and oral opinion of Bear Stearns regarding the Equity Transaction and after participating in the board meeting during which Goldman Sachs presented its financial analyses and delivered its oral opinion regarding the fairness from a financial point of view to us of the $33.00 per share of ARC common stock in cash to be paid by us pursuant to the Merger Agreement, unanimously determined that the Equity Transaction was advisable and in the best interests of Brookdale and all of its stockholders and recommended that Brookdale's board of directors approve and authorize the Investment Agreement and the other transactions contemplated thereby; subject to the satisfactory completion of negotiations, including price.

On May 12, 2006, Brookdale's board of directors approved the Merger Agreement and determined that the consummation of the transactions contemplated by the Merger Agreement was advisable and in the best interests of Brookdale and all of its stockholders. Also, on May 12, 2006, in connection with its approval of the Merger Agreement, Brookdale's board of directors approved the

Investment Agreement and the Stock Plan Amendment and determined that consummation of the transactions contemplated by the Investment Agreement and the Stock Plan Amendment were advisable and in the best interests of Brookdale and all of its stockholders. Prior to the May 12, 2006 meeting of Brookdale's board of directors, representatives of Goldman Sachs confirmed to representatives of Brookdale that nothing had occurred that would cause Goldman Sachs to change its opinion regarding the fairness from a financial point of view to us of the $33.00 per share of ARC common stock in cash to be paid by us pursuant to the Merger Agreement and that Goldman Sachs would be prepared to deliver its written opinion following its review of the executed Merger Agreement.

The Merger Agreement

General

The Merger will be effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware and an articles of merger is filed with the Secretary of State of the State of Tennessee (or at a later time, if agreed upon by the parties and specified in the certificate of merger filed with the Secretary of State of the State of Delaware and the articles of merger is filed with the Secretary of State of the State of Tennessee). We expect to complete the Merger as promptly as practicable after the shareholders of ARC adopt the Merger Agreement.

We or ARC may terminate the Merger Agreement prior to the completion of the Merger in some circumstances, whether before or after the approval of the Merger agreement by the shareholders of ARC. Additional details on termination of the Merger Agreement are described in ‘‘The Merger Agreement — Termination of the Merger Agreement.’’

Merger Consideration

Each share of ARC's common stock issued and outstanding immediately before the Merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $33.00 in cash, without interest. After the Merger is effective, each holder of a certificate representing any of these shares of ARC common stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.

Upon completion of the Merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Merger Sub will be the initial officers of the surviving corporation. All Merger Sub officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

Payment for the Shares

Before the Merger, we will designate a paying agent reasonably acceptable to ARC to make payment of the merger consideration as contemplated by the Merger Agreement. When and as needed, we will deposit in trust with the paying agent the funds appropriate to pay the merger consideration to the shareholders of ARC on a timely basis.

Upon the completion of the Merger, ARC will close its stock ledger. After that time, there will be no further transfer of shares of the common stock of ARC.

As soon as reasonably practicable after the completion of the Merger, the paying agent will send the shareholders of ARC a letter of transmittal and instructions advising such shareholders how to surrender their certificates in exchange for the merger consideration.

Representations and Warranties

In the Merger Agreement, ARC, Brookdale and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, debt instruments, other contracts and applicable laws and judgments;

•	broker's fees; and

•	information supplied for inclusion in the proxy statement to be prepared by ARC in connection with the Merger.

In the Merger Agreement, we and Merger Sub also made representations and warranties relating to the availability of the funds necessary to perform our obligations under the Merger Agreement.

ARC also made representations and warranties relating to, among other things:

•	subsidiaries;

•	capital structure;

•	documents filed with the SEC;

•	undisclosed liabilities;

•	absence of certain changes or events since March 31, 2006;

•	litigation;

•	contracts, including residence agreements;

•	compliance with applicable laws, including laws relating to resident records and third party payor reimbursement;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	environmental matters;

•	real property matters;

•	tax matters;

•	intellectual property and software matters;

•	contracts with affiliates;

•	insurance matters;

•	labor matters;

•	compliance with licensing requirements;

•	state takeover statutes and the ARC rights plan;

•	board of directors approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and board recommendation to the shareholders of ARC to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger; and

•	receipt of Cohen & Steers' fairness opinion by the board of directors of ARC.

Conduct of Business Pending the Merger

ARC has agreed in the Merger Agreement that, until the completion of the Merger, except as we expressly consent to in writing, ARC and each of its subsidiaries will:

•	conduct their business in the ordinary course consistent with past practice and comply with all applicable laws in all material respects; and

•	use all reasonable efforts to preserve intact their business organizations, keep available the services of their current officers, employees and consultants and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with ARC.

ARC has also agreed that, until the completion of the Merger, except as expressly contemplated or permitted by the Merger Agreement or consented to in writing by us, it will not, and will not permit any of its subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of their capital stock, except by any of ARC's subsidiaries to its parent, split, combine or reclassify any of their capital stock or issue or authorize the issuance of any other securities in respect of shares of their capital stock or purchase, redeem or otherwise acquire any shares of their capital stock or any rights, warrants or options to acquire any such shares;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to lien any shares of capital stock or any securities or rights convertible into, any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any phantom stock, phantom stock rights, stock appreciation rights or stock based performance units, other than pursuant to the exercise of any stock options for their capital stock outstanding as of the date of the Merger Agreement;

•	sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to lien (other than permitted liens) or dispose of any properties or assets with a fair market value in excess of $1,000,000 individually or $2,000,000 in the aggregate to a third party, except for residence agreements, leases or subleases in the ordinary course of business consistent with past practice;

•	make any acquisition of a business by purchase of securities of, or by merger or consolidation with, any individual or entity having a purchase price in excess of $20,000,000 in the aggregate;

•	(A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ARC or its subsidiaries, guarantee any debt securities of another person, enter into any ‘‘keep well’’ or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of $750,000 in the aggregate, other than in ARC or a wholly owned subsidiary of ARC; (A) pay, discharge, settle or satisfy any claims (including claims of shareholders), liabilities or obligations (1) in excess of $1,000,000 individually and $2,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice or (2) involving any material limitation on the conduct of ARC or any of its subsidiary's business or (B) waive or release any right of ARC or any subsidiary with a value in excess of $250,000;

•	except in the ordinary course of business consistent with past practice, modify, amend or terminate any scheduled contract or enter into any material contract; provided that they may not, without our prior written consent, enter into any contract which contains non-compete or exclusivity provisions binding on them or which would require consent of or notice to a third party in the event of or with respect to the Merger;

•	terminate, amend or otherwise modify any agreement entered into by ARC, at our request after the date of the Merger Agreement, with any individual party to a new employment agreement as described in ‘‘The Equity Transaction — Employment Agreements with ARC Executives’’;

•	except in the ordinary course of business consistent with past practice, and except as required to comply with applicable law or any scheduled contract, (A) increase in any manner the compensation or fringe benefits of, or pay any bonus (other than permitted bonus payments) to, any current or former director, officer, employee or consultant, (B) pay to any current or former director, officer, employee or consultant any benefit not provided for under any scheduled contract or plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any awards under any ARC plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, or restricted stock or the removal of existing restrictions in any scheduled contract or ARC plan or awards made thereunder), (D) take any action to fund or in any other way secure the payment of compensation or benefits under any scheduled contract or ARC plan, (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any scheduled contract or ARC plan, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any ARC plan or change the manner in which contributions to any ARC plan are made or the basis on which such contributions are determined or (G) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing ARC plan, in each case for the benefit of any current or former director, officer, employee or consultant, other than required by applicable law or tax qualification provided, however, that with our prior consent, they may offer and make payments to current employees for retention purposes;

•	make any capital expenditure which (1) involves the purchase of real property or (2) is not in accordance with the capital expenditure budget of ARC for the balance of fiscal year 2006;

•	amend the organizational documents of ARC or any of its subsidiaries or adopt another poison pill;

•	adopt or enter into any collective bargaining agreement or other labor union contract;

•	fail to use reasonable efforts to maintain existing insurance polices or comparable replacement policies to the extent available for a reasonable cost;

•	change their fiscal year, revalue any material asset or make any changes in any financial, actuarial, reserving, statutory or tax accounting methods, principles or practices except as required by generally accepted accounting principles or applicable law;

•	make any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes; or

•	make any commitment to take any of the above actions.

ARC has also agreed that it will not settle any shareholder litigation without first consulting us, and may not, without our prior consent, settle any shareholder litigation for an amount greater than $2,000,000 individually, and $3,000,000 in the aggregate, or that involves any remedy or restriction upon ARC or any of its subsidiaries other than monetary damages.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the Merger Agreement, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (a) the taking of all acts necessary to satisfy the conditions necessary for the completion of the Merger, (b) obtaining any necessary action or nonaction, waiver, consent or approval, from any governmental entity and any other third party, and (c) the execution and delivery of any additional instruments necessary to consummate the Merger. The parties have also agreed to take no action to cause any state takeover statute or regulation to become applicable to the Merger Agreement or Merger and if any such statute or regulation does become applicable to take all action reasonably necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise minimize the effect of such statute or regulation on the Merger Agreement or Merger.

Conditions to the Merger

Conditions to Each Party's Obligations. Each party's obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of ARC common stock;

•	the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ‘‘HSR Act’’) or any other applicable competition, merger control, antitrust or similar law shall have expired or been terminated; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect preventing the Merger.

Conditions to Brookdale's and Merger Sub's Obligations.    The obligation of Brookdale and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties of ARC must be true and correct as of the date of the Merger Agreement and the closing date (without regard to materiality qualifiers), except to the extent that the representations and warranties expressly relate to an earlier date, and except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on ARC;

•	ARC must have performed in all material respects all obligations it is required to perform under the Merger Agreement at or prior to Closing;

•	there must not be pending or overtly threatened in writing any suit, action or proceeding by any governmental authority (i) challenging the acquisition by Brookdale or Merger Sub of any shares of the common stock of ARC, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of shares of the common stock of ARC (or shares of capital stock of the surviving corporation) by Brookdale or Merger Sub, or (ii) seeking to (A) prohibit or limit the ownership or operation by ARC or by us of any portion of any business or of any assets of ARC or Brookdale, (B) compel us or ARC to divest or hold separate any portion of any business or of any assets of ours or ARC, as a result of the Merger or (C) impose any obligations on ARC or us to maintain facilities, operations, places of business, employment levels, products or businesses, nor shall there be any legal restraint which could result in the foregoing;

•	Brookdale shall have obtained such customary assurances as are customarily obtained under local custom and practice to allow a reasonable person acting in good faith to conclude that all material permits necessary for the lawful conduct of our business will be issued in the ordinary course and effective as of the Closing; and

•	scheduled consents, authorizations, orders, permits and approvals shall have been obtained and be in full force and effect.

Conditions to ARC's Obligations.    ARC's obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties of Brookdale and Merger Sub must be true and correct, as of the date of the Merger Agreement and the closing date (without regard to materiality qualifiers), except to the extent that the representations and warranties expressly relate to an earlier date, and except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse affect on Brookdale's ability to consummate the transactions contemplated by the Merger Agreement; and

•	Brookdale and Merger Sub must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing date.

No Solicitations of Other Offers

The Merger Agreement provides that neither ARC nor its representatives will:

•	solicit, initiate, cause or knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a takeover proposal as described below; or

•	participate in any discussions or negotiations concerning a takeover proposal or furnish to any person any information in connection with or in furtherance of a takeover proposal.

ARC may, however, at any time prior to obtaining approval of the Merger Agreement by its shareholders, in response to an unsolicited bona fide written takeover proposal that is made after the date of the Merger Agreement and that is a superior proposal or is reasonably expected to constitute a superior proposal, if the board of directors of ARC determines in good faith (after receiving advice of outside counsel) that it is necessary to do so to comply with its fiduciary duties to its shareholders under applicable law and after giving us two business days written notice of such determination:

•	furnish information regarding ARC to the person making that takeover proposal pursuant to a confidentiality agreement which is no less restrictive than our confidentiality agreement with ARC and provided that all such information ARC delivers to the third party making the takeover proposal is provided or made available to us, prior to or substantially concurrent with the time it is provided or made available to the third party; and

•	participate in discussions or negotiations with the party making that takeover proposal regarding that takeover proposal.

In addition, ARC has agreed that neither its board of directors nor any of its committees will:

•	withdraw or modify, or propose to withdraw or modify, in a manner adverse to Brookdale, the approval, recommendation or declaration of advisability, of the Merger Agreement or the Merger;

•	recommend, adopt, approve or propose publicly to recommend, adopt or approve any takeover proposal; or

•	allow ARC to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any takeover proposal.

However, the board of directors of ARC may, (a) if it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to its shareholders under applicable law, and (b) if it gives Brookdale five business days' written notice of the superior proposal, the material terms and conditions of the superior proposal and the identity of the person making the superior proposal:

•	advise Brookdale that the board of directors of ARC has determined that the takeover proposal is a superior proposal and that the board of directors of ARC has determined to withdraw or modify, or proposes to withdraw or modify, in a manner adverse to Brookdale, the approval, recommendation or declaration of advisability of the Merger Agreement or the Merger or recommend, adopt or approve, or propose publicly to recommend, adopt or approve, a takeover proposal; or

•	terminate the Merger Agreement in order to concurrently enter into an agreement with respect to a superior proposal.

ARC has also agreed to notify us of any request for information or other inquiry that it reasonably believes could lead to a takeover proposal, the terms and conditions of any such request, takeover proposal or inquiry and to keep us fully informed of the status and details of any such request, takeover proposal or inquiry.

Nothing described above limits ARC's ability to take and disclose actions to comply with certain rules under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), or to make any disclosure to its shareholders; provided, however, that any such disclosure may be deemed a withdrawal or modification, in a manner adverse to us, of its board of directors' approval, recommendation or declaration of advisability of the Merger Agreement or the Merger.

For purposes of the Merger Agreement, the term ‘‘takeover proposal’’ means any inquiry, proposal or offer relating to:

•	a merger, consolidation, dissolution, recapitalization or other business combination involving ARC;

•	the issuance of 20% or more of the equity securities of ARC as consideration for the assets or securities of another person; or

•	the acquisition of 20% or more of ARC equity securities or assets of ARC that represent 20% or more of the total consolidated assets of ARC,

in each case other than the transactions contemplated by the Merger Agreement.

For purposes of the Merger Agreement, the term ‘‘superior proposal’’ means any bona fide written offer by a third party that if consummated would result in such person owning, directly or indirectly, 75% of ARC's outstanding common stock or all or substantially all of the total consolidated assets of ARC (i) on terms which the board of directors of ARC determines in good faith (after receiving advice of a nationally recognized financial advisor and outside counsel), and in light of all relevant circumstances, including the terms and conditions of the proposal and the Merger Agreement, to be more favorable to its shareholders from a financial point of view than the Merger, (ii) which is reasonably likely to be completed, taking into account any financial and approval requirements and all other financial, legal, regulatory and other aspects of such proposal and (iii) which does not have a financing contingency.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the completion of the Merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of ARC and Brookdale;

•	by either ARC or Brookdale, if:

•	the Merger is not completed on or before February 12, 2007, except that this right to terminate will not be available to any party whose action or failure to act has been a principal cause of or results in the failure of the Merger to be completed by that date;

•	if any judgment, order or decree having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and the transactions contemplated by the Merger Agreement shall be in effect and have become final and nonappealable; or

•	the shareholders of ARC, at the special meeting or at any adjournment or postponement thereof, fail to adopt the Merger Agreement; or

•	by Brookdale if:

•	the board of directors of ARC or any committee of its board of directors withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to us, its approval,

recommendation or declaration of advisability of the Merger Agreement and transactions contemplated by the Merger Agreement, including the Merger, or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any takeover proposal, or fails to reconfirm its recommendation and declaration of advisability of the Merger Agreement and the Merger within ten (10) business days of the date any takeover proposal shall have been made or communicated to ARC; or

•	ARC has breached or failed to perform any of its representations, warranties, covenants or agreements under the Merger Agreement which would give rise to the failure of certain closing conditions and where that breach or failure to perform cannot be cured or is not cured within 30 calendar days after they receive written notice of the breach or failure to perform; or

•	by ARC if:

•	it terminates the Merger Agreement in order to concurrently enter into an agreement with respect to a superior proposal and provided that it has paid, or simultaneously with doing so pay, to us the termination fee as described below; or

•	we have breached or failed to perform any of our representations, warranties, covenants or agreements under the Merger Agreement which would give rise to the failure of certain closing conditions and where that breach or failure to perform cannot be cured, or is not cured, within 30 calendar days after we receive written notice from ARC of the breach or failure to perform.

Termination Fees

ARC must pay to us a termination fee of $45 million if the Merger Agreement is terminated under any of the following circumstances:

•	the Merger has not been completed by February 12, 2007 and a takeover proposal shall have been made to ARC or its shareholders and within 12 months of such termination it shall have reached a definitive agreement to consummate, or shall have consummated, a takeover proposal (for purposes of paying termination fees, all references to 20% in the definition of takeover proposal shall be 50%);

•	ARC terminates the Merger Agreement in order to concurrently enter into an agreement with respect to a superior proposal;

•	the ARC board withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to us, its approval or recommendation of the Merger Agreement and transactions contemplated by the Merger Agreement, including, the Merger, or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve any takeover proposal, or fails to reconfirm its recommendation of the Merger Agreement and the Merger within ten (10) business days of the date any takeover proposal shall have been made or communicated to ARC; or

•	ARC breaches or fails to comply with its representations, warranties, covenants or agreements under the Merger Agreement and a takeover proposal shall have been made to ARC or its shareholders and within 12 months of such termination it shall have reached a definitive agreement to consummate, or shall have consummated, a takeover proposal.

In the event the Merger Agreement is terminated because the shareholders of ARC, at the special meeting or any adjournment thereof, fail to adopt the Merger Agreement, ARC must reimburse us for all reasonable out of pocket expenses related to the Merger incurred prior to the date of such termination up to $5,000,000. In the case of such termination, if a takeover proposal shall have been made to ARC or its shareholders and within 12 months of such termination it shall have reached a definitive agreement to consummate, or shall have consummated, a takeover proposal, ARC must pay to us a termination fee of $45 million less any of our expenses previously reimbursed by ARC in connection with a termination of the Merger Agreement due to the failure to obtain the approval of the shareholders of ARC for the Merger.

Employee Benefits

We have agreed to provide or cause to be provided to individuals ARC employed immediately prior to the consummation of the Merger and who are employed thereafter by the surviving corporation, Brookdale or any of our subsidiaries compensation and employee benefits no less favorable in the aggregate than those provided to our similarly situated employees. We have agreed to recognize the service of such employees with ARC prior to the consummation of the Merger for purposes of eligibility and vesting with respect to any benefit plan, program or arrangement, and to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under Brookdale's welfare plans to the extent such conditions were satisfied under the welfare plans of ARC prior to the consummation of the Merger.

Hedging Arrangements

The Merger Agreement requires ARC, if requested by us, to enter into fixed-rate swap agreements or similar agreements to hedge its currently outstanding floating-rate indebtedness, but is not required to enter into such arrangements to the extent that the notional amount of such arrangements exceed $80,000,000.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time; provided, however, that after ARC has obtained its shareholders' approval of the Merger, there shall be no amendment that by law requires further approval by its shareholders without such approval having been obtained. All amendments to the Merger Agreement must be in writing signed by us, ARC and Merger Sub.

At any time before the completion of the Merger, each of the parties to the Merger Agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Employment Agreements with ARC Executives

As a condition to our entering into the Merger Agreement, we entered into employment agreements, to take effect at the Closing, with W.E. Sheriff, ARC's Chief Executive Officer, and the following other executive officers of ARC: Gregory B. Richard, George T. Hicks, Bryan D. Richardson, H. Todd Kaestner, and James T. Money (each of Messrs. Richard, Hicks, Richardson, Kaestner, and Money, an ‘‘Other ARC Officer’’, and together, the ‘‘Other ARC Officers’’), regarding their service with us following the consummation of the Merger. The material terms of these agreements are described below. The following summary is qualified in its entirety by reference to the employment agreement with Mr. Sheriff and the form of employment agreement with each of the Other ARC Officers, each of which we have filed with the SEC as an exhibit to our Current Report on Form 8-K filed with the SEC on May 15, 2006.

Sheriff Employment Agreement

Except with respect to the required investment, restricted share grant and waiver provisions described below, the material terms of Mr. Sheriff's employment agreement (the ‘‘Sheriff Employment Agreement’’) are substantially similar to the material terms of the existing employment agreement with our Chief Executive Officer, including with respect to rights and obligations upon termination of employment and entitlement to certain employee benefits. Under the terms of the Sheriff

Employment Agreement, Mr. Sheriff is to be employed following the Closing as Co-Chief Executive Officer of Brookdale. The Sheriff Employment Agreement has an initial term of approximately three years, at the end of which the agreement automatically extends on an annual basis for up to two additional one-year terms, unless notice not to renew the agreement is given by either party 90 days prior to the expiration of its term. Mr. Sheriff will report to our board of directors.

Mr. Sheriff's base salary under the employment agreement is $200,000 per year. Mr. Sheriff is also eligible to receive a discretionary bonus in an amount to be determined by our board of directors in its sole discretion, with a target bonus in the first year following the effective date of the Merger (the ‘‘Effective Date’’) of $200,000, payable in a combination of 50% cash and 50% vested shares of our common stock.

As a condition to entering into the employment agreement, Mr. Sheriff has agreed to invest $9,508,073 in our common stock at a price of $38.07 per share, which shares shall be subject to an 18-month holding period. Mr. Sheriff will also be granted a number of restricted shares of our common stock equal to the number of shares Mr. Sheriff acquires pursuant to this obligation. 80% of these restricted shares will vest upon the attainment of performance goals and 20% of these shares will vest based upon continued employment with the Company.

Other Employment Agreements

Except with respect to the required investment, restricted share grant and waiver provisions described below, the material terms of the employment agreements with each of the Other ARC Officers (the ‘‘Other Employment Agreements’’) are substantially similar to the material terms of the existing employment agreements with our current executive officers (other than our Chief Executive Officer), including with respect to rights and obligations upon termination of employment and entitlement to certain employee benefits, and are substantially similar to the material terms of each other Other Employment Agreement, with the following material differences:

Other ARC Officer	Amount Required to Re-Invest in Our Common Stock	Base Salary	Target Bonus
Gregory B. Richard	$1,116,878	$200,000	$150,000
George T. Hicks	$1,982,460	$175,000	$150,000
Bryan D. Richardson	$1,751,898	$175,000	$150,000
H. Todd Kaestner	$2,000,000	$175,000	$150,000
James T. Money	$1,750,000	$175,000	$125,000

Under the terms of the Other Employment Agreements, each Other ARC Officer is to be employed following the Closing as an Executive Vice President of Brookdale. The Other Employment Agreements have an initial term of approximately three years, at the end of which the agreements automatically extend on an annual basis for up to two additional one-year terms, unless notice not to renew the agreement is given by either party 90 days prior to the expiration of its term. The Other ARC Officers will report to our Co-Chief Executive Officers.

Pursuant to the Other Employment Agreements, target bonuses for the first year following the Effective Date will be paid 50% in cash and 50% in vested shares of our common stock, based on achievement of certain performance standards as determined by our board of directors in its sole discretion.

As a condition to entering into the Other Employment Agreements, each Other ARC Officer has agreed to invest an amount specified in his respective agreement in our common stock at a price of $38.07 per share, which shares will be subject to an 18-month holding period. Each Other ARC Officer will also be granted a number of restricted shares of our common stock equal to the number of shares that such Other ARC Officer acquires pursuant to this obligation. 70% of these restricted shares will vest upon the attainment of performance goals and 30% of these shares will vest based upon continued employment with us.

Vesting of Shares

With respect to shares which vest based on the continued employment of each of Mr. Sheriff and the Other ARC Officers (each, an ‘‘ARC Executive’’) with us, one-third of the shares of restricted stock will vest on each of December 31, 2007, December 31, 2008 and December 31, 2009; provided, that upon the occurrence of a change in control (as defined in each of the Sheriff Employment Agreement and Other Employment Agreements, each, an ‘‘ARC Executive Employment Agreement’’) all such shares that are not vested will immediately vest. The ARC Executive will be entitled to receive all dividends declared and paid on our common stock. If the ARC Executive's employment is terminated by us without cause (as defined in his ARC Executive Employment Agreement) or by the ARC Executive for good reason (as defined in his ARC Executive Employment Agreement) prior to December 31, 2007, one-third of the shares of restricted stock which normally vest upon continued employment will vest and the remainder will be forfeited. If the ARC Executive's employment is terminated by us without cause or by the ARC Executive for good reason after December 31, 2007 but before December 31, 2008, one-half of the remaining shares subject to the grant which normally vest upon continued employment will vest and the remainder will be forfeited. If the ARC Executive's employment is terminated by us without cause or by the ARC Executive for good reason after December 31, 2008 but before December 31, 2009, all the shares remaining subject to the grant which normally vest upon continued employment will vest. If the ARC Executive's employment terminates for any other reason, all such unvested shares will be forfeited at termination.

With respect to shares which vest upon attainment of performance goals, the first vesting date will be December 31, 2008. Up to 50% of such shares may vest on that date, depending on the degree to which the performance goal has been met. Any of such shares which do not vest on the first vesting date will remain subject to the grant until the second vesting date, December 31, 2009. Up to 100% of the shares still subject to the performance-vesting conditions of the grant (including shares which failed to vest at the first vesting date) may vest on the second vesting date, depending on the degree to which the performance goal has been met. Any of such shares which do not vest on the second vesting date will be forfeited. If the ARC Executive's employment is terminated by us without cause or by the ARC Executive with good reason at any time prior to the second vesting date, the shares subject to the performance-vesting conditions of the grant at the time of such termination will remain subject to the grant until the vesting date which immediately follows such termination. Upon that vesting date the same number of shares will vest as would have vested if the ARC Executive had remained employed by us on that vesting date. If the ARC Executive's employment terminates for any other reason while shares remain subject to the performance-vesting conditions of the grant, all such shares will be forfeited at such termination.

Each ARC Executive Employment Agreement provides that, except for the vesting of his ARC restricted shares and options and the accelerated payments of deferred compensation, the ARC Executive waives all rights to benefits and compensation, which might otherwise result from treating the Merger as a change in control under ARC's benefit plans, including his right to a gross-up with respect to any parachute excise tax that might be imposed in connection with the Merger.

Recommendation of the Board of Directors

Our board of directors, after receiving the recommendation of the Special Committee, has determined that this proposed issuance and sale of common stock is advisable and in the best interests of Brookdale and all of our stockholders. Accordingly, all members of the board present at the board's meeting on May 12, 2006 approved the Equity Transaction. After the determination by the board, holders of approximately 65% of our common stock have executed a written consent approving this proposed issuance and sale of our common stock. As a result, it is not necessary for us to call a special meeting of stockholders to consider the Equity Transaction, and your approval is not required and is not being sought. This proposed issuance and sale of our common stock will not be effected until at least 20 days after this information statement has first been sent to stockholders, and is conditioned on the consummation of the Merger.

Reasons for the Equity Transaction

In approving the Equity Transaction, the Special Committee and our board of directors considered, among other things, each of the following favorable factors:

•	the fact that our board of directors believed that the Merger was in our, and all of our stockholders', best interests, based in part on Goldman Sachs' opinion regarding the fairness from a financial point of view to us of the $33.00 per share of ARC common stock in cash to be paid by us pursuant to the Merger Agreement, and that the Equity Transaction enabled us to finance the Merger;

•	the oral opinion of Bear Stearns to the Special Committee, subsequently confirmed in writing, that as of the date of the opinion and based upon and subject to the assumptions made, matters considered, and qualifications and limitations set forth in the opinion, the terms and price to be paid to us for our common stock to be issued to the Investor in connection with the Equity Transaction were fair, from a financial point of view; to us;

•	the range and timing of alternative transactions the Special Committee and our board of directors considered as possible sources of financing and the Special Committee's and our board of directors' belief, after considering such alternatives, that the Equity Transaction was the best source of financing reasonably available to us;

•	the terms of the Investment Agreement, which, among other things, provide that if we do not complete a public or private offering of our equity securities prior to the Closing, the Investor will issue to us, at the closing of the Investment Agreement, a one-time option to purchase from the Investor, at a price of $38.07 per share, such number of shares of common stock having a value equal to the difference between the total consideration paid by the Investor for our common stock at the Closing and $650 million; and

•	the fact that the Investor's equity commitment could be reduced by up to $650 million with the proceeds of both debt and equity.

Our board of directors also considered certain adverse factors in its deliberations concerning the Equity Transaction, including:

•	the dilutive effect to shareholders, other than the Investor, of the increase in our outstanding voting securities; and

•	the provisions in the Investment Agreement requiring us to indemnify the Investor, subject to limitations, for certain losses the Investor may incur.

In addition, the Special Committee and our board of directors considered the interests of the Investor (and our directors appointed by affiliates of the Investor) that may be different from, or in addition to, the interests of our other stockholders.

The foregoing discussion concerning the information and factors considered by the Special Committee and our board of directors is not intended to be exhaustive, but includes all of the material factors considered by our board of directors in making its determination. In view of the variety of factors considered in connection with its evaluation of the Equity Transaction, our board of directors did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations. In addition, individual directors may have given different weight to different factors.

Summary of Opinion of Bear Stearns to the Special Committee of the Board of Directors

General

On April 26, 2006, the Special Committee engaged Bear Stearns to assist it in analyzing and evaluating the equity financing proposal from the Investor and to render an opinion as to the fairness, from a financial point of view, to us of the terms and price to be paid to us for the common stock to be issued to the Investor in connection with the Equity Transaction (the Equity Transaction and the Merger are each referred to as a ‘‘Transaction’’ and, together, as the ‘‘Transactions’’). In selecting Bear Stearns, the Special Committee considered the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in our industry and has substantial experience providing strategic advisory services and rendering fairness opinions. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Prior to delivery of its oral opinion to the Special Committee, Bear Stearns reviewed a draft dated May 8, 2006 of the Merger Agreement and drafts dated April 26, 2006 of the Investment Agreement and the Option Agreement. On May 10, 2006, Bear Stearns delivered its oral opinion to the Special Committee. On May 12, 2006, Bear Stearns confirmed in writing that as of the date of the opinion, based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the opinion, the terms and price to be paid to us for our common stock issued to the Investor in connection with the Equity Transaction were fair from a financial point of view to us.

The full text of Bear Stearns' written opinion is attached as Annex A to this information statement, and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, the material matters considered and qualifications and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion. In reading the discussion of the fairness opinion set forth below, our stockholders should be aware that Bear Stearns' opinion:

•	is intended solely for the benefit and use of the Special Committee and us and is not intended to confer rights or remedies upon any other entity or person;

•	does not constitute a recommendation of any kind to the Special Committee, our board of directors or any holders of our common stock;

•	does not address our underlying business decision to pursue the Transactions, the relative merits of the Transactions as compared to any alternative business strategies or financing strategies that might exist for us or the effects of any other transaction in which we might engage; and

•	does not express any opinion as to the price or range of prices at which the shares of our common stock may trade subsequent to the announcement or consummation of the Transactions.

Although Bear Stearns evaluated the fairness of the terms and price to be paid for the common stock to be issued to the Investor in connection with the Equity Transaction, the price and terms were determined by us and the Investor through arm's-length negotiations between the Investor and the Special Committee. We did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns, among other things:

•	reviewed a draft of the Merger Agreement dated May 8, 2006;

•	reviewed a draft of the Investment Agreement dated April 26, 2006;

•	reviewed a draft of the Option Agreement dated April 26, 2006 (such agreement, together with the Merger Agreement and the Investment Agreement, the ‘‘Transaction Agreements’’);

•	reviewed our Annual Report on Form 10-K for the year ended December 31, 2005 and our Current Reports on Form 8-K for the period following our initial public offering;

•	reviewed our publicly available Initial Public Offering Prospectus dated November 21, 2005;

•	reviewed certain operating and financial information relating to our and ARC's businesses and prospects, including projections on a stand-alone and combined basis for the three years ended December 31, 2008, all as prepared and provided to Bear Stearns by our management;

•	met with certain members of our senior management to discuss our and ARC's businesses, operations, historical and projected financial results and future prospects;

•	reviewed the reported historical prices, trading multiples and trading volume of our common shares;

•	reviewed publicly available financial data, terms and conditions of certain financings which we deemed generally comparable to the Equity Transaction;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to us;

•	reviewed the terms (to the extent publicly available) of recent acquisitions of companies which Bear Stearns deemed generally comparable to ARC;

•	reviewed the pro forma financial results, financial condition and capitalization of us giving effect to the Transactions as prepared and provided for Bear Stearns by our management; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

In arriving at its opinion, Bear Stearns did not perform or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of us or ARC, nor have we furnished Bear Stearns with any such appraisals. In rendering its opinion, Bear Stearns assumed that the final executed Transaction Agreements will not differ materially from the various draft Transaction Agreements reviewed by them. Bear Stearns assumed that (i) the representations and warranties of each party contained in the Transaction Agreements are true and complete, (ii) each party to the Transaction Agreements will perform all of the covenants and agreements required to be performed by such party thereunder and (iii) the Transactions will be consummated in a timely manner and in accordance with the terms of the Transaction Agreements without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on us.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with them by us or obtained by them from public sources, including, without limitation, financial and other information we provided to them. With respect to our projected financial results that could be achieved upon consummation of the Transactions, Bear Stearns relied on representations that the projected financial results have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management as to our expected future performance. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projected financial results, and they have further relied upon the assurances of our senior management that senior management is unaware of any facts that would make the information and the projected financial results provided to Bear Stearns incomplete or misleading. Subsequent developments may affect the Bear Stearns opinion and Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the Bear Stearns opinion.

We instructed Bear Stearns to assume that (i) our management and our board of directors have determined, in consultation with our own financial and other advisors and not in reliance on any advice or opinion from Bear Stearns (x) that the Merger is strategically important to us, and (y) to obtain $1.3 billion in proceeds from the sale of additional common stock to the Investor in connection with the Merger and, subject to further evaluation, limit the amount of incremental indebtedness incurred by us in connection with the Merger to $200 million; (ii) fully committed equity financing is a condition to execution of the agreements related to the Merger; (iii) the terms of the Equity

Transaction have been negotiated by the Special Committee and the Investor; and (iv) circumstances did not permit us to explore any alternate potential sources for, or to obtain, equity financing for the Merger other than the Equity Transaction. We also instructed Bear Stearns that we announced two acquisitions which are expected to close on or prior to the closing of the Merger and that we will fund approximately $195 million of cash consideration for such acquisitions through debt financing or the Equity Transaction.

Summary of Analyses

The following is a brief summary of the material financial analyses performed by Bear Stearns that were presented to the Special Committee in connection with Bear Stearns rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns' financial analyses.

Comparison of Common Stock Purchase Price to Historical Stock Prices

Bear Stearns compared the price to be paid to us for our common stock issued to the Investor in connection with the Equity Transaction, referred to in this summary as the ‘‘Common Stock Purchase Price,’’ to (i) our closing stock price on May 8, 2006 (two trading days prior to the meeting of the Special Committee on May 10, 2005 at which Bear Stearns delivered its oral opinion), (ii) the average closing stock prices for the period of ten trading days preceding May 8, 2006 weighted based on volume of shares traded and (iii) the average closing stock prices for the periods two weeks, one month, three months prior to May 8, 2006 and since the initial public offering of our common stock (our ‘‘IPO’’). The following table summarizes the analysis:

		Common Stock Purchase Price Premium / (Discount) to Stock Price
	Stock Price	$37.25
May 8, 2006 Close	$39.30	(5.2%)
10 Day Volume Weighted Average	38.40	(3.0)
Two Week Average	38.42	(3.0)
One Month Average	38.04	(2.1)
Three Month Average	35.91	3.7
Since IPO	33.31	11.8

Bear Stearns estimated the value of our option to repurchase common stock issued in connection with the Equity Transaction at a purchase price based on the terms contained in the Option Agreement, referred to in this summary as the ‘‘Repurchase Option.’’ Bear Stearns valued the Repurchase Option based on the Black-Scholes option pricing model, which takes into consideration, among other things, the (i) duration of the option, (ii) historical volatility of our common stock and (iii) current dividend yield of our common stock. Based on the Black-Scholes option pricing model, Bear Stearns estimated the value of the Repurchase Option to be between $2.84 to $4.10 per share. Bear Stearns added to the Common Stock Purchase Price the range of values of the Repurchase Option of $2.84 to $4.10 per share to arrive at an adjusted common stock purchase price range of $38.63 to $39.24 per share, referred to in this summary as the ‘‘Adjusted Common Stock Purchase Price Range.’’ Bear Stearns compared the Adjusted Common Stock Purchase Price Range to (i) our closing stock price on May 8, 2006 (two days prior to the meeting of the Special Committee on May 10, 2006 at which Bear Stearns delivered its oral opinion), (ii) the average closing stock prices for the period of ten trading days preceding May 8, 2006 weighted based on volume of shares traded and (iii) the average closing stock prices for the periods two weeks, one month, three months prior to May 8, 2006 and since our IPO. The following table summarizes the analysis:

		Adjusted Common Stock Purchase Price Range Premium / (Discount) to Stock Price
	Stock Price	$38.63	$38.93	$39.24
May 8, 2006 Close	$39.30	(1.7%)	(0.9%)	(0.2%)
10 Day Volume Weighted Average	38.40	0.6	1.4	2.2
Two Week Average	38.42	0.5	1.3	2.1
One Month Average	38.04	1.5	2.3	3.1
Three month Average	35.91	7.6	8.4	9.3
Since IPO	33.31	16.0	16.9	17.8

Calculation of Our Enterprise Value

For purposes of analyzing the Common Stock Purchase Price, Bear Stearns calculated our enterprise value by adding the equity value of our common stock and our total debt outstanding as of December 31, 2005 and subtracting our cash and cash equivalents as of December 31, 2005.

Bear Stearns calculated multiples of our enterprise value to our earnings before interest, taxes, depreciation and amortization, referred to in this summary as ‘‘EBITDA,’’ for the fiscal year ending December 2006 and the number of owned, leased and managed units, referred to in this summary as ‘‘Units,’’ as of May 8, 2006.

Comparable Company Analysis

Bear Stearns analyzed selected historical, 2006 budgeted, projected operating information provided by our management, referred to in this summary as ‘‘Brookdale — Management,’’ and projected operating information based on Wall Street analyst research reports, referred to in this summary as ‘‘Brookdale — Research,’’ stock price performance data and valuation multiples for Brookdale and compared this data to that of five publicly traded companies deemed by Bear Stearns to be generally comparable to us. No company used in the analyses described below is directly comparable to us. The analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Bear Stearns used the earnings forecasts for these companies from publicly available data and selected Wall Street equity research reports. In conducting its analysis, Bear Stearns analyzed the multiples of the following comparable companies:

•	American Retirement Corporation

•	Capital Senior Living Corporation

•	Emeritus Corporation

•	Five Star Quality Care, Inc.

•	Sunrise Senior Living, Inc.

Bear Stearns reviewed, among other things, the comparable companies' multiples of enterprise value to fiscal year 2006 estimated EBITDA, referred to in this summary as ‘‘2006E EBITDA,’’ and the comparable companies' multiples of enterprise value to their numbers of Units as of May 8, 2006. The multiples are based on our and the comparable companies' closing stock prices on May 8, 2006. The following table summarizes the analysis:

Comparable Company	Enterprise Value / 2006E EBITDA		Enterprise Value / Units
American Retirement Corporation	13.2	x	$80.1
Capital Senior Living Corporation	20.4		58.4
Emeritus Corporation	NA		69.8
Five Star Quality Care, Inc.	9.3		17.8
Sunrise Senior Living, Inc.	23.1		40.8
Brookdale – Management	21.3		96.4
Brookdale – Research	26.4		96.4

Analysis of Post-Announcement Trading Information and Typical Underwriting Spreads for Secondary Equity Offerings

Bear Stearns analyzed the secondary public equity offerings with an aggregate offering size of $1 billion or greater over the last five years as of May 8, 2006. Bear Stearns observed the common stock price performance for various time periods before and after the pricing of the secondary equity offering. Bear Stearns also reviewed the underwriting spreads associated with these secondary offerings. The following table summarizes the analysis:

	Proceeds ($ in millions)	Filing / Offer Price	Underwriting Spread
Minimum	$1,000.0	(15.5%)	0.4%
Mean	1,152.7	(2.2)	2.7
Median	1,120.2	(1.3)	2.8
Maximum	1,505.8	8.1	4.0

Bear Stearns noted that for the secondary public equity offerings with an aggregate offering size of $1 billion or greater over the last five years as of May 8, 2006, the combined impact of post-announcement trading and underwriting spread resulted in a mean total discount of approximately 5%.

Bear Stearns analyzed the amount of common stock to be issued in connection with the Equity Transaction as (i) a percentage of the floating shares, referred to in this summary as ‘‘Percentage of Shares Floating,’’ as of May 8, 2006; (ii) a percentage of the total equity value immediately following the Transactions, referred to in this summary as ‘‘Percentage of Post-Market Value of Equity’’; and (iii) a multiple of the average daily volume of shares traded since our IPO, referred to in this summary as ‘‘Number of Days Trading Volume,’’ and compared the Percentage of Shares Floating, Percentage of Post-Market Value of Equity and Number of Days Trading Volume to the secondary public equity offerings with an aggregate offering size of $1 billion of greater for the last five years as of May 8, 2006. The following table summarizes the analysis:

	Percentage of Shares Floating	Percentage of Post-Market Value of Equity	Number of Days Trading Volume
Minimum	6.5%	3.0%	3.2
Mean	18.7	11.9	31.6
Median	10.5	8.7	15.8
Maximum	70.5	42.0	271.3

Bear Stearns noted that a secondary public equity offering by us of $1.3 billion would be considered significant relative to these measures and would represent 167% of our Shares Floating, 33% of our Post-Market Value of Equity and our 387 Days Trading Volume.

Analysis of Typical Discounts in Private Investment in Public Equity Transactions

Bear Stearns analyzed 102 private investment in public equity transactions, referred to in this summary as ‘‘PIPEs,’’ since January 1, 2001 that raised aggregate proceeds in excess of $100 million. Bear Stearns observed that 52 of the 102 PIPEs represented an investment in common stock, referred to in this summary as ‘‘All PIPEs,’’ 13 of the 102 PIPEs represented an investment in common stock by a financial sponsor, referred to in this summary as ‘‘Financial Sponsor PIPEs’’ and none of the 102 PIPEs represented an investment in common stock by a financial sponsor in connection with an acquisition, referred to in this summary as ‘‘Financial Sponsor PIPEs to Fund Acquisitions.’’ For each of All PIPEs and Financial Sponsor PIPEs, Bear Stearns analyzed (i) the average of the aggregate proceeds received in the PIPE offering, referred to in this summary as ‘‘Average Proceeds,’’ (ii) the median of the percentage of the value the proceeds received in the PIPE offering to the value of the equity of the company following the offering, referred to in this summary as ‘‘Median Percentage of
Post-Market Value of Equity’’ and (iii) the median of the size of the common stock purchase price discount as a percentage of the price of the common stock on the day prior to announcement referred to in this summary as ‘‘Median Discount.’’ The following table summarizes the analysis:

	Number of PIPE Transactions	Average Proceeds ($ in millions)	Median Percentage of Post-Market Value of Equity	Median Discount
All PIPEs	52	$181.5	17.0%	3.8%
Financial Sponsor PIPEs	13	186.0	25.2	4.9
Financial Sponsor PIPEs to Fund Acquisitions	0	NA	NA	NA

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the terms and price to be paid for the common stock to be issued to the Investor in connection with the Equity Transaction. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. With respect to the analysis of precedent equity financing transactions, the analysis of comparable companies and the analysis of precedent transactions summarized above, no public company utilized as a comparison is identical to us. Accordingly, an analysis of precedent equity financing transactions, publicly traded comparable companies and precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the precedent equity financings, companies and precedent transactions and other factors that could affect our public trading values and the precedent equity financings, companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, the Bear Stearns opinion was just one of the many factors taken into consideration by the Special Committee. Consequently, Bear Stearns' analysis should not be viewed as determinative of the decision of the Special Committee with respect to the fairness of the terms and price to be paid to us for our common stock issued to the Investor in connection with the Equity Transaction, from a financial point of view.

Pursuant to the terms of Bear Stearns' engagement letter, we have agreed to pay Bear Stearns an opinion fee which was payable within three business days after delivery of the Bear Stearns opinion. In addition, we have agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the Equity Transaction, including reasonable fees and disbursements of its legal counsel. Also, we have agreed to indemnify Bear Stearns against certain liabilities relating to or arising out of Bear Stearns' engagement.

Bear Stearns and/or its affiliates have provided (and may in the future be engaged to provide) investment banking services to Fortress and its affiliates, including Amresco Inc., Newcastle Investment Corp., Eurocastle Investment Limited, Capstead Mortgage Corp, Aircastle Investment Holdings Limited and Global Signal Inc. Such services have included (i) advisory services with respect to the sale of Amresco Inc. to Fortress, (ii) advisory services to Global Signal Inc. in connection with the equity financing regarding the lease and sublease of certain tower assets from Sprint Corporation by Global Signal Inc. and (iii) various debt and equity offerings for Newcastle Investment Corp., Eurocastle Investment Limited, Capstead Mortgage Corp. and Aircastle Investment Holdings Limited. In each case, Bear Stearns and/or its affiliates received (and may in the future receive) customary fees. Further, in the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Amresco Inc., Newcastle Investment Corp., Eurocastle Investment Limited, Capstead Mortgage Corp., Aircastle Investment Holdings Limited, Global Signal Inc., Brookdale and ARC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Summary of Opinion of Goldman Sachs to the Board of Directors in Connection with the Merger

Goldman Sachs delivered its written opinion, dated May 12, 2006, to the board to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the $33.00 per share of ARC common stock to be paid by us pursuant to the Merger Agreement was fair from a financial point of view to us.

The full text of the written opinion of Goldman Sachs, dated May 12, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of Brookdale's board of directors solely in connection with its consideration of the Merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	our Registration Statement on Form S-1, including the prospectus contained therein, dated November 21, 2005, relating to the initial public offering of the our common stock;

•	our 2005 annual report to stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	the annual reports to stockholders and Annual Reports on Form 10-K of ARC for the five fiscal years ended December 31, 2005;

•	certain interim reports of us and ARC to our respective stockholders and Quarterly Reports on Form 10-Q of ARC;

•	certain other communications from us and ARC to our respective stockholders;

•	certain internal financial analyses and forecasts for ARC prepared by its management; and

•	certain internal financial analyses and forecasts for us prepared by our management and certain financial analyses and forecasts for ARC prepared by our management (collectively, the ‘‘Forecasts’’), including certain cost savings and operating synergies projected by our management to result from the Merger (the ‘‘Synergies’’).

Goldman Sachs also held discussions with members of the senior managements of ARC and us regarding our assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of Brookdale and ARC.

In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the shares of ARC common stock,

•	compared certain financial and stock market information for ARC with similar information for certain other companies the securities of which are publicly traded,

•	reviewed the financial terms of certain recent business combinations in the senior living industry specifically and in other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Goldman Sachs assumed with our consent that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Brookdale. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Brookdale, ARC or any of their respective subsidiaries and has not been furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on us or ARC or on the expected benefits of the Merger in any way meaningful to its analysis.

The following is a summary of the material financial analyses presented by Goldman Sachs to Brookdale's board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 10, 2006.

Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of indications of illustrative implied equity values per share of ARC common stock based on Brookdale management’s forecasts of the free cash flows of ARC for the calendar years 2006 through 2008. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 8.00% to 10.00% to the projected cash flows of ARC for calendar years 2006 through 2008. Goldman Sachs also applied terminal multiples ranging from 13.0x to 15.0x to Brookdale management’s projected calendar year 2009 Adjusted EBITDA for ARC to determine a terminal value, which was discounted to present value using discount rates ranging from 8.00% to 10.00%. EBITDA refers to earnings before interest, taxes, depreciation and amortization and Adjusted EBITDA refers to EBITDA before non-cash compensation expense, non-recurring costs, plus straight line rent expense adjustments minus amortization of deferred gain on sale-leaseback transactions. Based on the foregoing, Goldman Sachs derived illustrative implied equity values per share of ARC common stock ranging from $41.13 to $50.71.

Net Asset Value Analysis

Using forecasts and other information provided by Brookdale management, Goldman Sachs calculated a range of illustrative net asset values, or NAV, per share for ARC common stock. Goldman Sachs applied capitalization rates ranging from 6.25% to 7.25% to the 12 month forward cash flows from the owned residences of ARC, applied multiples ranging from 9.0x to 11.0x to the 12 month forward cash flows from leased residences of ARC and applied a multiple of 10.0x to the

12 month forward cash flows from ARC’s management and development services and ancillary services. Goldman Sachs then added ARC’s cash and the book value of certain other assets of ARC to the amounts for cash flows and net operating income derived as described in the previous sentence and then subtracted the amount of certain of ARC’s liabilities to determine ARC’s illustrative net asset value. Based on the foregoing, Goldman Sachs derived illustrative net asset values per share of ARC common stock ranging from $31.82 to $35.28.

Comparable Companies Analysis

Goldman Sachs reviewed selected publicly available financial information, ratios and multiples for ARC (based upon the $33.00 in cash to be paid for each share of ARC common stock in the Merger) and compared that data to corresponding data for Brookdale and the following selected publicly traded companies in the senior living industry, referred to (along with Brookdale) as the Comparable Companies:

•	Capital Senior Living Corporation

•	Emeritus Corporation

•	Sunrise Senior Living, Inc.

Although none of the Comparable Companies is directly comparable to ARC, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of ARC.

The enterprise value for each of ARC and the Comparable Companies utilized by Goldman Sachs was calculated by adding the net debt of each company to its equity market capitalization. The equity market capitalization for each of the Comparable Companies was calculated by multiplying each company’s closing stock price as of May 8, 2006 by the number of that company’s fully diluted shares outstanding. The equity market capitalization for ARC at the transaction value was calculated by multiplying $33.00 by the number of fully diluted shares of ARC common stock outstanding. Historical financial data for the Comparable Companies (other than Brookdale) utilized by Goldman Sachs for purposes of this analysis was based upon information contained in the applicable company’s latest publicly available financial statements. Estimates of future results for the Comparable Companies (other than Brookdale) used by Goldman Sachs in this analysis were based on median estimates provided by Institutional Brokers Estimate System, referred to as IBES (a data service that compiles estimates issued by securities research analysts) and Wall Street research. Historical financial data and estimates of future results for ARC and Brookdale used by Goldman Sachs in this analysis were based on pro forma financial data and forecasts prepared by the management of Brookdale. Goldman Sachs' analysis of the Comparable Companies compared the following to the results for ARC:

•	the enterprise value as a multiple of Adjusted EBITDA for each of calendar years 2006 and 2007;

•	the enterprise value as a multiple of Alternative Adjusted EBITDA (which is EBITDA before non-cash compensation expense, non-recurring costs, plus straight line rent expense adjustments minus amortization of deferred gain on sale-leaseback transactions plus net cash entrance fees less GAAP entrance fees) for each of calendar years 2006 and 2007;

•	adjusted enterprise value (which is enterprise value plus capitalized rent payments (i.e., ten times rent expense)) as a multiple of earnings before interest, taxes, depreciation, amortization and rent expense, or EBITDAR, for each of calendar years 2006 and 2007; and

•	equity market capitalization as a multiple of cash net income (which is Adjusted EBITDA less interest expense, taxes and recurring capital expenditures, plus interest income and equity in earnings of unconsolidated entities) for each of calendar years 2006 and 2007.

The following table compares the relevant multiples referred to above calculated for the Comparable Companies and for ARC at the transaction value:

	Comparable Companies				ARC at Transaction Value
	High	Mean	Median	Low
Enterprise Value/ Adjusted EBITDA Multiples
2006	22.0x	21.2x	21.0x	20.4x	16.3x
2007	17.7x	17.4x	17.7x	16.9x	12.3x
Enterprise Value/ Alternative Adjusted EBITDA Multiples
2006	21.0x	20.8x	21.0x	20.4x	14.1x
2007	17.7x	17.3x	17.7x	16.6x	11.0x
Adjusted Enterprise Value/ EBITDAR Multiples
2006	17.6x	16.4x	16.6x	15.1x	13.4x
2007	15.3x	14.3x	14.3x	13.2x	11.2x
Equity Market Capitalization / Cash Net Income
2006	33.8x	30.8x	31.3x	27.2x	28.0x
2007	23.9x	23.4x	23.5x	22.8x	15.9x

Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to selected transactions involving companies in the senior living industry announced between July 2000 and May 2006. These transactions (listed by acquirer/target and month and year of announcement) included:

•	Fortress Brookdale Acquisition LLC / Brookdale Living Communities, Inc. (July 2000)

•	Prometheus Assisted Living LLC / ARV Assisted Living, Inc. (September 2002)

•	Sunrise Assisted Living, Inc. / Marriott Senior Living Services, Inc. (December 2002)

•	FEBC-ALT Investors, Inc. / Alterra Healthcare Corporation (July 2003)

•	Five Star Quality Care, Inc. / LTA Holdings, Inc. (September 2004)

•	Extendicare Inc. / Assisted Living Concepts, Inc. (November 2004)

Goldman Sachs calculated each transaction’s total transaction enterprise value as a multiple of last twelve months, or LTM, EBITDA and LTM revenue, and each transaction’s total adjusted transaction enterprise value as a multiple of EBITDAR, and set forth the high, low, mean and median of LTM EBITDA, LTM revenue and LTM EBITDAR multiples calculated for the relevant selected transactions along with the multiples for the proposed transaction between ARC and Brookdale.

The following table shows the results of this analysis:

	High		Mean		Median		Low		Proposed ARC/Brookdale Transaction
Transaction Enterprise Value as a multiple of LTM EBITDA	16.8	x	12.9	x	13.6	x	9.7	x	18.4	x
Transaction Enterprise Value as a multiple of LTM revenue	3.3	x	1.9	x	1.5	x	1.0	x	2.9	x
Adjusted Transaction Enterprise Value as a multiple of LTM EBITDAR(1)	13.1	x	11.0	x	10.6	x	9.8	x	10.5	x

(1)	ARC/Brookdale multiple represents transaction enterprise value divided by LTM EBITDAR.

For selected transactions, Goldman Sachs also calculated the premium of each target’s per share consideration to the price of the target’s stock 1-day, 1-week and 4-weeks prior to the last undisturbed date prior to the announcement of the relevant selected transaction, and set forth the high, mean, median and low 1-day, 1-week and 4-weeks stock price premiums calculated for the relevant selected transactions and the proposed transaction between ARC and Brookdale (based on the closing stock prices on May 8, 2006). The following table shows the results of this analysis:

Per Share Merger Consideration Premium to:	High	Mean	Median	Low	Proposed ARC/Brookdale Transaction
1-Day Prior	52.9%	39.5%	41.9%	23.7%	29.8%
1- Week Prior	56.0%	43.9%	43.5%	32.1%	34.6%
4-Weeks Prior	58.5%	41.2%	42.3%	22.6%	35.1%

Additional Premiums Paid Analysis

Goldman Sachs analyzed certain publicly available information relating to selected transactions involving companies in the healthcare services industry announced between March 2004 and May 2006 with a transaction enterprise value greater than $1.0 billion. These transactions (listed by acquirer/target and month and year of announcement) included:

•	Welsh, Carson, Anderson & Stowe IX, L.P. / US Oncology, Inc. (March 2004)

•	Omnicare, Inc. / NeighborCare, Inc. (May 2004)

•	National Senior Care, Inc. / Mariner Health Care, Inc. (June 2004)

•	Charles River Laboratories International, Inc. / Inveresk Research Group, Inc. (July 2004)

•	LifePoint Hospitals, Inc. / Province Healthcare Company (August 2004)

•	EGL Holding Company / Select Medical Corporation (October 2004)

•	Medco Health Solutions, Inc. / Accredo Health Incorporated (February 2005)

•	Express Scripts, Inc. / Priority Healthcare Corporation (July 2005)

•	General Electric Company / IDX Systems Corporation (September 2005)

•	Fillmore Strategic Investors, LLC / Beverly Enterprises, Inc. (November 2005)

Goldman Sachs calculated the premium of each target’s per share consideration to the price of the target’s stock 1-day, 1-week and 4-weeks prior to the announcement of the relevant selected transaction, and set forth the high, mean, median and low 1-day, 1-week and 4-weeks stock price premiums calculated for the relevant selected transactions. The following table shows the results of this analysis:

Per Share Merger Consideration Premium to:	High	Mean	Median	Low
1-Day Prior	69.8%	33.8%	25.9%	6.6%
1-Week Prior	67.8%	36.2%	30.7%	5.7%
4-Weeks Prior	80.2%	32.8%	31.0%	9.6%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to ARC or the contemplated Merger.

Goldman Sachs prepared these analyses solely for purposes of Goldman Sachs providing its opinion to our board of directors that the $33.00 per share of ARC common stock to be paid by us pursuant to the Merger Agreement was fair from a financial point of view to us. Goldman Sachs'

opinion does not address our underlying business decision to engage in the Merger, nor does it express any opinion as to the prices at which our shares of common stock will trade at any time. Goldman Sachs' opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of May 12, 2006. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ARC, Brookdale, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

As described above, Goldman Sachs’ opinion to Brookdale's board of directors was one of many factors taken into consideration by Brookdale's board of directors in making its decision to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has provided certain investment banking and other services to Brookdale and its affiliates from time to time, including having acted as joint bookrunning manager with respect to a public offering of 11,072,000 shares of the common stock, par value $.01 per share of Brookdale in November 2005 and as co-arranger of Brookdale’s $330 million Senior Secured Credit Facility in February 2006. Goldman Sachs is currently providing and has provided certain investment banking services to Fortress Investment Group LLC, an affiliate of Brookdale, and its portfolio companies and affiliates, including having acted as joint bookrunning manager with respect to a public offering of 11,667,000 ordinary shares, no par value, of Eurocastle Investment Limited, a portfolio company of Fortress Investment Group LLC, in January 2006. Goldman Sachs also may provide investment banking services to ARC, Brookdale and Fortress Investment Group LLC, and its portfolio companies and affiliates, in the future. In connection with the above-described investment banking and other services Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to ARC, Brookdale and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of ARC and Brookdale for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board exclusively engaged Goldman Sachs as its financial advisor solely in connection with the Merger. In selecting Goldman Sachs, the board considered the fact that Goldman Sachs is an internationally recognized investment banking firm with substantial experience advising companies in our industry and has substantial experience providing strategic advisory services and rendering fairness opinions. Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have agreed to pay Goldman Sachs upon consummation of the Merger a fee of up to $5,000,000. We have also agreed to reimburse Goldman Sachs for its reasonable out of pocket expenses, including attorneys’ fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

TERMS OF THE EQUITY TRANSACTION

Investment Agreement

General

On May 12, 2006, in connection with the execution of the Merger Agreement, we entered into the Investment Agreement with the Investor (a copy of which is included as Annex C to this information statement). Pursuant to the Investment Agreement, the Investor has committed to purchase from us, at the Closing, up to $1.3 billion in the aggregate of our common stock at a price of $36.93 per share in cash. The price of $36.93 per share for the common stock to be issued in connection with the Equity Transaction represents 97% of the trailing 10 trading day volume weighted average closing price of Brookdale's common stock on the day prior to execution of the Merger Agreement.

Prior to the Closing, the $1.3 billion commitment from the Investor will be reduced by the amount of net proceeds received by us from any public or private offering of our securities prior to such date; provided, however, that the Investor's aggregate commitment cannot be reduced below $650 million. The purchase of the shares by the Investor is conditioned upon the Closing and will close simultaneously with the Merger. This issuance of these securities will be made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the ‘‘Securities Act’’).

On June 14, 2006, we filed a registration statement for the Follow-On Offering. A portion of the proceeds received by us from the Follow-On Offering will be used to reduce the Investor's commitment to $650 million. For additional information regarding the Follow-On Offering, see ‘‘—The Follow-On Offering.’’

The Investor is part of Fortress Investment Group LLC, a global alternative investment and asset management firm with approximately $21 billion in equity capital under management, of which approximately $10 billion consists of private equity capital. Fortress's private equity funds focus on asset-based businesses or asset portfolios, and are active investors in financial services, real estate, energy and power, senior living and the cell tower sectors. For information regarding the Investor's beneficial ownership of our common stock, see ‘‘Security Ownership of Certain Beneficial Owners and Management.’’ For information regarding the Investor's relationships with two of our directors, see ‘‘Action by Written Consent — Interest of Certain Persons.’’

Option

If we do not complete a public or private offering of our equity securities prior to the Closing, the Investor will issue to us an option to purchase shares from the Investor as described under ‘‘— Option Agreement.’’

Accordingly, in the event that we complete the Follow-On Offering, we will not be entitled to the option under the Option Agreement. For additional information regarding the Follow-On Offering, see ‘‘ – The Follow-On Offering.’’

Conditions to the Equity Transaction

The obligations of the parties to close the Equity Transaction under the Investment Agreement are subject to:

•	the absence of laws that prohibit the Equity Transaction; and

•	the simultaneous closing of the Merger.

The obligation of the Investor to close the Equity Transaction under the Investment Agreement is also subject to:

•	the truth and correctness, in all material respects, of our representations and warranties in the Investment Agreement as of the date of the agreement and as of the date of the Closing, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date;

•	our performance, satisfaction and compliance with, in all material respects, all covenants and agreements required of us under the Investment Agreement at or prior to the Closing;

•	our delivery to the Investor of a certificate signed by our president to the effect that (i) our representations and warranties are true and correct in all material respects, as of the date of the Investment Agreement and as of the date of the Closing, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date; and (ii) we have performed, satisfied and complied with, in all material respects, all covenants and agreements required of us under the Investment Agreement at or prior to the Closing;

•	our receipt, and our delivery of a copy to the Investor, of all consents, waivers, exemptions, approvals, authorizations or orders, and all approvals of governmental entities, if any, required in connection with the consummation of the Equity Transaction, except where the failure to obtain such items, individually or in the aggregate, together with other events, developments or circumstances, has not had and would not be reasonably expected to have a material adverse effect on our financial condition, results of operations or business taken as a whole; and

•	our execution of an agreement (the ‘‘Agreement to be Bound’’) which provides that the Investor shall be bound by the provisions of the Stockholders Agreement, dated as of November 28, 2005, by and among Brookdale, FIT-ALT Investor LLC, Fortress Brookdale Acquisition LLC, Fortress Investment Trust II and Health Partners (the ‘‘Stockholders Agreement’’), and such agreement shall be in full force and effect.

Our obligation to close the Equity Transaction with the Investor under the Investment Agreement is also subject to:

•	the truth and correctness, in all material respects, of the representations and warranties of the Investor in the Investment Agreement as of the date of the agreement and as of the date of the Closing, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date;

•	the Investor's performance, satisfaction and compliance with, in all material respects, all covenants and agreements required of the Investor under the Investment Agreement at or prior to the Closing;

•	the Investor's delivery to us of a certificate signed by an authorized signatory thereof to the effect that (i) the representations and warranties of the Investor are true and correct in all material respects, as of the date of the Investment Agreement and as of the date of Closing, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date; and (ii) the Investor has performed, satisfied and complied with, in all material respects, all covenants and agreements required of it under the Investment Agreement at or prior to the Closing; and

•	the execution by the Investor of the Agreement to be Bound.

Representations and Warranties

The Investment Agreement contains customary representations and warranties made by us and by the Investor. These representations and warranties are subject, in some cases, to specified exemptions and qualifications.

Conduct of the Business Pending the Closing

During the period from the date of the Investment Agreement and continuing until the earlier of the termination of the Investment Agreement or the Closing, subject to specified exceptions, we have agreed to conduct our business in the ordinary course and consistent with past practice, to use commercially reasonable best efforts to preserve and maintain our assets and properties and our significant third-party business relationships, to use commercially reasonable best efforts to maintain all of our material assets we own or use in the ordinary course of business consistent with past practice and preserve the goodwill and ongoing operations of our business, to maintain our books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and to comply in all material respects with applicable laws.

In addition, subject to specified exceptions, we agreed not to:

•	split, combine or reclassify any of our, or any of our subsidiaries', capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock;

•	purchase, redeem or otherwise acquire any of our, or any of our subsidiaries', capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in the ordinary course of business pursuant to our employee benefit plans;

•	take any action that is reasonably likely to result in (i) any of our representations and warranties becoming false or inaccurate in any material respect as of, or at any time prior to, the date of the Closing or (ii) any of the conditions to the obligations of the Investor not being satisfied;

•	amend our charter, bylaws or other comparable organizational documents in a manner likely to adversely affect the Investor; or

•	agree to take any of the foregoing actions.

We may, without the consent of the Investor, (i) issue shares of our capital stock or enter into agreements with respect thereto, including with respect to registration rights, and (ii) engage in any merger, acquisition or business combination transaction.

Information Statement

We agreed, as promptly as practicable following the date of the Investment Agreement, to prepare this information statement and to use our commercially reasonable best efforts (i) to respond as promptly as practicable to any comments made by the SEC with respect to this information statement, (ii) to promptly supply the Investor with copies of all correspondence between us or any of our representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to this information statement, and (iii) to cause this information statement to be mailed to our stockholders at the earliest practicable date following the clearance of this information statement by the SEC.

Use of Proceeds

We agreed to apply the proceeds from the sale of the shares of common stock to the Investor to the payments required to be made by us in the Merger and associated costs and expenses.

Commitment Fee

In the event we receive a termination fee pursuant to the Merger Agreement in connection with the termination of the Merger Agreement, we shall pay to the Investor or its assignees a commitment fee equal to 50% of such termination fee.

Termination

The Investment Agreement may be terminated by either us or the Investor under the following circumstances:

•	if the Merger Agreement is terminated in accordance with its terms;

•	if (x) there is any law that makes consummation of the purchase of the shares under the Investment Agreement illegal or otherwise prohibited or (y) any court of competent jurisdiction or governmental authority issues an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the shares under the Investment Agreement and such order, decree, ruling or other action becomes final and non-appealable; or

•	the Closing does not occur on or before the nine-month anniversary of the Merger Agreement.

We may terminate the Investment Agreement if the Investor breaches, in any respect, any of its representations, warranties, covenants or other agreements contained in the Investment Agreement that would give rise to the failure of a condition to closing of the purchase of shares contemplated by the Investment Agreement.

The Investor may terminate the Investment Agreement if we breach, in any respect, any of our representations, warranties, covenants or other agreements contained in the Investment Agreement that would give rise to the failure of a condition to closing of the purchase of shares contemplated by the Investment Agreement.

Survival of Representations and Warranties; Indemnification

Under the Investment Agreement, the representations and warranties of each party will survive for 12 months after the Closing, except for the representations and warranties relating to our and the Investor's organization, the due authorization of the Equity Transaction by us and the Investor, our capitalization, the Investor's investment intentions and qualifications and limitations on resale, each of which will expire six months after the expiration of the applicable statute of limitations.

Under the Investment Agreement, we have agreed to indemnify the Investor and its affiliates and related parties for any losses they incur arising from (1) a breach of any representations, warranties or covenants made by us or (2) any actual or threatened litigation against them in connection with the Equity Transaction.

The Investor has agreed to indemnify us and our affiliates and related parties for any losses we or they incur arising from a breach of any of the representations, warranties or covenants made by Investor.

With respect to any indemnification claims made by any party for breaches of representations and warranties, the party providing indemnification will be responsible only for amounts in excess of $10 million. The maximum amount payable or collectible for losses incurred due to breaches of representations and warranties will, for each of the Investor and us, be that Investor's purchase price for the shares.

Except in cases of fraud, the right to indemnification provided in the Investment Agreement is the sole post-closing remedy for breaches of representations and warranties under the Investment Agreement.

Management Rights Letter

The Investment Agreement provides that in the event the Investor transfers some or all of its equity investment in Brookdale to an entity that intends to qualify as a ‘‘venture capital operating company’’ pursuant to applicable law, Brookdale will enter into a Management Rights Letter with the Investor, which sets forth certain rights of the Investor, including the right to (i) appoint a representative observer to the board of directors of Brookdale, (ii) examine the books and records of Brookdale and visit and inspect Brookdale's facilities, and (iii) discuss the business operations of Brookdale with executives of Brookdale. The foregoing summary is qualified in its entirety by reference to the Management Rights Letter which is included as Exhibit C to the Investment Agreement, which is included in Annex C to this information statement.

Option Agreement

If we do not reduce the equity commitment prior to the Closing in connection with a public or private offering of our equity securities, under the Option Agreement, the Investor will issue to us, at the closing of the Investment Agreement, a one-time option to purchase from the Investor such number of shares of common stock having a value equal to the difference between the total consideration paid by the Investor for the common stock at the Closing and $650 million. Pursuant to the Option Agreement, we would have the right to purchase those shares at a price per share of $38.07. The option would be immediately vested upon issuance at the Closing and would expire six months and one day after the date of the Closing. In the event that we reduce the equity commitment prior to the Closing in connection with a public or private offering of our equity securities, we would not be entitled to this option and no option would be issued by the Investor. The option will be non-transferable without the consent of the Investor. The form of Option Agreement is included as Exhibit A to the Investment Agreement, which is included as Annex C of this information statement.

In the event that we complete the Follow-On Offering, we will not be entitled to the option under the Option Agreement. For additional information regarding the Follow-On Offering, see ‘‘ – The Follow-On Offering.’’

Stockholders Agreement

Pursuant to the Investment Agreement, on the date of the Closing Brookdale will enter into an agreement with the Investor which will provide that, upon the date of the Closing, the Investor shall be deemed to be a ‘‘Stockholder’’ as such term is defined in the Stockholders Agreement and will have registration rights provided in the Stockholders Agreement with respect to the common stock it purchases under the Investment Agreement.

The following is a summary of material provisions of the Stockholders Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which was filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on March 31, 2006.

Pursuant to the Stockholders Agreement, we have granted to Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, and FIT-ALT Investor LLC and certain of their respective affiliates and permitted transferees (collectively, the ‘‘Fortress Stockholders’’) and Health Partners and its affiliates and permitted transferees (collectively, the ‘‘HP Stockholders’’), to the extent that any of them or their permitted or third party transferees together with their respective permitted transferees holds 5% of our issued and outstanding common stock after the consummation of the initial public offering of our common stock (each, a ‘‘Stockholder’’), ‘‘demand’’ registration rights that allow the Stockholders to request that we register under the Securities Act an amount equal to or greater than 5% of our outstanding common stock held by such Stockholders together with their respective affiliates. Each Stockholder is entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 60 days. We are also not required to effect any demand registration within six months of a ‘‘firm commitment’’ underwritten offering to which the requestor held ‘‘piggyback’’ rights and which included at least 50% of the securities requested by the requestor to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

Pursuant to the Stockholders Agreement, we have also granted the Stockholders ‘‘piggyback’’ registration rights that allow them to include the shares of common stock that they own in any public offering of equity securities initiated by us, other than those public offerings on registration statements on Forms S-4 or S-8. The ‘‘piggyback’’ registration rights of the Stockholders are subject to proportional cutbacks by the underwriters in the manner described in the Stockholders Agreement.

We have granted each of the Fortress Stockholders and the HP Stockholders, or any of their respective permitted transferees, for so long as each hold at least 5% of our issued and outstanding common stock after the consummation of the initial public offering of our common stock, the right to request shelf registration on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time

(not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our stockholders. In addition, each Stockholder may elect to participate in the shelf registration within ten days after notice of the registration is given.

We have agreed to indemnify each selling stockholder against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus, unless such liability arose from the selling stockholder's misstatement or omission. We will pay all expenses incident to our performance under the Stockholders Agreement, and the selling stockholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the agreement.

In connection with the Merger and the Charter Amendment, we intend to amend the Stockholders Agreement, such amendment to be effective as of the consummation of the Merger, to increase the number of directors of Brookdale that Fortress shall be entitled to designate from 4 to 5 in the event we expand the board to 8 directors, so long as Fortress retains beneficial ownership of more than 50% of the voting power of Brookdale. Accordingly, Fortress would retain the ability to designate a majority of the members of our board of directors after the Charter Amendment becomes effective.

The Follow-On Offering

On June 14, 2006, we filed a registration statement on Form S-1 for a proposed $700 million follow-on and $85 million secondary public offering of our common stock (the ‘‘Follow-On Offering’’). The preliminary filing provides for a offering of shares valued at $785 million, consisting of shares valued at $700 million to be offered by Brookdale and shares valued at $85 million to be offered by an existing shareholder, Health Partners, which is an affiliate of Capital Z Partners. In addition, Health Partners has granted the underwriters of the offering an option to purchase shares valued at up to an additional $117.8 million owned by Health Partners to cover over-allotments, if any. Funds managed by affiliates of Fortress are not selling any shares in the offering.

A portion of the proceeds received by us from the Follow-On Offering will be used to reduce the Investor's commitment to $650 million. In the event that we complete the Follow-On Offering, we will not be entitled to the option under the Option Agreement.

Closing of the Follow-On Offering will occur simultaneously with, and is conditioned upon, the consummation of the Merger.

THE STOCK PLAN AMENDMENT

The Stock Plan

General

On October 14, 2005, we adopted a new equity incentive plan for our employees, the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan (the ‘‘Stock Plan’’), which was approved by our stockholders on October 14, 2005. The purposes of the Stock Plan are to strengthen the commitment of our employees, directors and consultants, motivate them to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will result in our long-term growth and profitability. To accomplish such purposes, the Stock Plan provides for the issuance of stock options, stock appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares and other stock-based awards. Our board of directors determines the specific criteria surrounding equity issuances.

A total of 2,400,000 shares of our common stock have been reserved for issuance under the Stock Plan. Under the terms of our Stock Plan, the number of shares available for future issuance will increase annually each January 1st by the lesser of (1) 400,000 shares and (2) 2% of the number of outstanding shares of our common stock on the last day of the immediately preceding fiscal year. As of the date hereof, under our Stock Plan, grants of 0.02 million, 0.5 million, and 0.04 million restricted shares have been granted with fair market values at their respective dates of grant of $28.52 per share, $19.00 per share, and $33.05 per share for total values of $0.6 million, $10.1 million, and $1.5 million, respectively.

The following is a summary of the Stock Plan and is qualified in its entirety by the specific language of the Stock Plan, a copy of which is available to any stockholder upon request, and was previously filed with the SEC as an exhibit to our Registration Statement on Form S-1 (Amendment No. 3) filed with the SEC on November 7, 2005.

Maximum Grant

All such shares of our common stock that are available for the grant of awards under the Stock Plan may be granted as incentive stock options. When section 162(m) of the Internal Revenue Code (the ‘‘Code’’) becomes applicable, the maximum aggregate number of shares that will be subject to stock options or stock appreciation rights that may be granted to any individual during any fiscal year will be 400,000 and the maximum aggregate number of shares that will be subject to awards of restricted stock, deferred shares, unrestricted shares or other stock-based awards that may be granted to any individual during any fiscal year will be 400,000.

Administration

The Stock Plan was initially administered by our board of directors, and is now administered by a committee of our board of directors that complies with the applicable requirements of section 162(m) of the Code, Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (the board or committee being sometimes referred to as the ‘‘plan administrator’’). The plan administrator may interpret the Stock Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Stock Plan. The Stock Plan permits the plan administrator to select the directors, key employees, and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of shares subject to awards, the term of the awards and the vesting schedule applicable to awards, and to amend the terms and conditions of outstanding awards, including but not limited to reducing the exercise price of such awards, extending the exercise period of such awards and accelerating the vesting schedule of such awards.

Incentive Stock Options

We may issue incentive stock options or non-qualified stock options under the Stock Plan. The incentive stock options granted under the Stock Plan are intended to qualify as ‘‘incentive stock options’’ within the meaning of Section 422 of the Code and may only be granted to our employees or any employee of any of our subsidiaries. The option exercise price of all stock options granted under the Stock Plan will be determined by the plan administrator, except that any incentive stock option or any stock option intended to qualify as performance-based compensation under section 162(m) of the Code will not be granted at a price that is less than 100% of the fair market value of the stock on the date of grant. Further, the exercise price of incentive stock options granted to stockholders who own greater than 10% of the voting stock will not be granted at a price less than 110% of the fair market value of the stock on the date of grant. The term of all stock options granted under the Stock Plan will be determined by the plan administrator, but may not exceed ten years (five years for incentive stock options granted to stockholders who own greater than 10% of the voting stock). To the extent that the aggregate fair market value (as of the date the options were granted) of shares subject to incentive stock options granted to an optionee that first become exercisable in any calendar year exceed $100,000, the excess options will be treated as nonqualified stock options. Each stock option will be exercisable at such time and pursuant to such terms and conditions as determined by the plan administrator in the applicable stock option agreement.

Termination

Unless the applicable stock option agreement provides otherwise, in the event of an optionee's termination of employment or service for any reason other than cause, retirement, disability or death, such optionee's stock options (to the extent exercisable at the time of such termination) generally will remain exercisable until 90 days after such termination and will then expire. Unless the applicable stock option agreement provides otherwise, in the event of an optionee's termination of employment or service due to retirement, disability or death, such optionee's stock options (to the extent exercisable at the time of such termination) generally will remain exercisable until one year after such termination and will then expire. Stock options that were not exercisable on the date of termination will expire at the close of business on the date of such termination. In the event of an optionee's termination of employment or service for cause, such optionee's outstanding stock options will expire at the commencement of business on the date of such termination.

Change in Control

In the event of a change in control (as defined below), unless each outstanding stock option is assumed, continued or substituted pursuant to the change in control transaction's governing document, such stock options will become fully vested and exercisable immediately prior to the effective date of such change in control and will expire upon the effective date of such change in control. Unless otherwise determined by the plan administrator and evidenced in an award agreement, if a change in control transaction occurs that includes a continuation, assumption or substitution of stock options, and an optionee's employment with Brookdale or any acquiring entity or affiliate thereof is terminated by the employer other than for cause on or after the effective date of the change in control but prior to the first anniversary of the effective date of the change in control, then 50% of the optionee's outstanding and unvested options will become fully vested and exercisable as of the date of such termination and the restrictions will lapse (or performance goals will be deemed to be achieved) with respect to 50% of the shares covered by any other award. The term ‘‘change in control’’ generally means: (1) any person or entity (other than (a) an affiliate of Fortress or any managing director, general partner, director, limited partner, officer or employee of any such affiliate of Fortress or (b) any investment fund or other entity managed directly or indirectly by Fortress or any general partner, limited partner, managing member or person occupying a similar role of or with respect to any such fund or entity) becomes the beneficial owner of our securities representing 50% of our then outstanding voting power; (2) the consummation of a merger of us or any of our subsidiaries with any other corporation, other than a merger immediately following which our board of directors immediately prior to the merger constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof; or (3) our stockholders approve a plan of complete liquidation or dissolution of Brookdale or there is consummated an agreement for the sale of all or substantially all of Brookdale's assets, other than

(a) a sale of such assets to an entity, at least 50% of the voting power of which is held our stockholders following the transaction in substantially the same proportions as their ownership of us immediately prior to the transaction or (b) a sale of such assets immediately following which our board of directors immediately prior to such sale constitute at least a majority of the board of directors of the entity to which the assets are sold or, if that entity is a subsidiary, the ultimate parent thereof.

Stock Appreciation Rights

Stock appreciation rights, or SARs, may be granted under the Stock Plan either alone or in conjunction with all or part of any stock option granted under the Stock Plan. A stand-alone SAR granted under the Stock Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of all or part of the related stock option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator (which must be no less than the fair market value at the date of grant). An SAR granted in conjunction with all or part of a stock option under the Stock Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related stock option. In the event of a participant's termination of employment or service, stand-alone SARs will be exercisable at such times and subject to such terms and conditions determined by the plan administrator on or after the date of grant, while SARs granted in conjunction with all or part of a stock option will be exercisable at such times and subject to terms and conditions as set forth for the related stock option. SARs will be designed to comply with Section 409A of the Code.

Restricted Shares

Restricted shares, deferred shares and performance shares may be granted under the Stock Plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted shares, deferred shares and performance shares. Participants with restricted shares and shares of preferred stock generally have all of the rights of a stockholder. With respect to deferred shares, during the restricted period, subject to the terms and conditions imposed by the plan administrator, the deferred shares may be credited with dividend equivalent rights. If the performance goals and other restrictions are not satisfied, the participant will forfeit his or her shares of restricted shares, deferred shares and/or performance shares. Subject to the provisions of the Stock Plan and applicable award agreement, the plan administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including, but not limited to, the attainment of certain performance goals, a participant's termination of employment or service or a participant's death or disability.

Grants to Independent Directors

Except as otherwise provided by the plan administrator, on the first business day after our annual meeting of stockholders and each such annual meeting thereafter during the term of the Stock Plan, each of our independent directors who is serving following such annual meeting will automatically be granted under the Stock Plan a number of unrestricted shares of our common stock having a fair market value of $15,000 as of the date of grant.

Merger, Consolidation, or Other Change in Corporate Structure

In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure, the plan administrator may make an equitable substitution or proportionate adjustment in (1) the aggregate number of shares reserved for issuance under the Stock Plan, (2) the maximum number of shares that may be subject to awards granted to any participant in any calendar or fiscal year, (3) the kind, number and exercise price of shares subject to outstanding stock options and SARs granted under the Stock Plan, and (4) the kind, number and purchase price of shares subject to outstanding awards of restricted shares, deferred shares, performance shares or other stock-based awards granted under the Stock Plan, provided that no such adjustment will cause any award under the Stock Plan that is or becomes subject to section 409A of the Code to fail to comply with the requirements of that section. In addition, the plan administrator, in its discretion, may terminate all awards with the payment of cash or in-kind consideration.

Amendment, Alteration and Termination

The terms of the Stock Plan provide that the board may amend, alter or terminate the Stock Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant's consent. The plan administrator, however, reserves the right to amend, modify or supplement an award to either bring it into compliance with Section 409A of the Code, or to cause the award not to be subject to such Section. Unless the board determines otherwise, stockholder approval of any such action will be obtained if required to comply with applicable law. The Stock Plan will terminate on October 13, 2015.

Stock Plan Amendment

In connection with the Merger, our board of directors has determined to satisfy our obligations to sell shares of Brookdale common stock, and to make corresponding grants of restricted shares of Brookdale common stock, under the employment agreements with Mr. Sheriff and the Other ARC Officers, and pursuant to offers of agreements we anticipate making to each ARC employee-optionee (excluding the six executive officers of ARC who have entered into employment agreements with Brookdale as described in ‘‘The Equity Transaction — The Merger Agreement — Employment Agreements with ARC Executives.’’) that will provide (i) that the optionee use 25% to 50% of the after-tax proceeds received as an ARC shareholder and/or optionholder pursuant to the Merger to purchase shares of common stock of Brookdale at a price equal to the fair market value of our shares as of such purchase, and (ii) that the optionee will be granted a number of restricted Brookdale shares equal to the number of shares purchased pursuant to clause (i), by issuing such shares pursuant to the Stock Plan. To accomplish this, our board of directors therefore determined, subject to stockholder approval, that the first two sentences of Section 4 of the Stock Plan be replaced, in their entirety, by the following three sentences:

‘‘Subject to Section 5 hereof, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 4,500,000 shares, as increased on the first day of each fiscal year beginning in calendar year 2006 by a number of shares equal to the lesser of (1) 400,000 shares of Common Stock and (2) 2% of the number of outstanding shares of Common Stock on the last day of the immediately preceding fiscal year. The share reserve of 4,500,000 shares (to which the annual increases shall apply) includes a 2,500,000 share increase authorized by the Board on May 12, 2006 and approved by the Company's stockholders on May 12, 2006. All such shares of Common Stock that are available for the grant of Awards under the Plan may be granted as Incentive Stock Options.’’

All other terms of the Stock Plan remain unchanged.

To the extent all of the additional shares of common stock reserved pursuant to the Stock Plan Amendment are not used to provide for certain purchases of our common stock and make corresponding grants of restricted shares of our common stock to ARC officers and employees in connection with the Merger, the remaining shares may be used for other grants in accordance with the Stock Plan.

The full text of the Stock Plan Amendment is included in Annex D to this information statement. Please refer to Annex D for a more complete description of the terms of the Stock Plan Amendment.

New Plan Benefits

As discussed above, participants in the Stock Plan, as it will be amended by the Stock Plan Amendment in connection with the Merger, are generally selected in the discretion of the plan administrator from among more than 1,000 key employees, directors and consultants. Even the grants that the Stock Plan authorizes to be made to non-employee directors after each annual stockholders' meeting are subject to the plan administrator's discretion. Thus, the benefits or amounts that will be received by or allocated to any individual or group generally are not determinable.

However, in connection with the Merger, and subject to its consummation, certain mutual commitments, which we will satisfy under the Stock Plan, as amended, have been made with Mr. Sheriff, who will become our Co-Chief Executive Officer after the Merger, and the five Other ARC Executives, who will become Executive Vice Presidents after the Merger. Solely to this extent, the benefits that will be received under the Stock Plan, as amended, are determinable, and are described in the next two sentences. Subject to these individuals fulfilling their commitments to invest in shares of our common stock (discussed above), the following approximate number of shares will be purchased at a cost of $38.07 per share by each of them in accordance with the Stock Plan, as amended: Mr. Sheriff — 249,752 shares; Mr. Richard — 29,337 shares; Mr. Hicks — 52,074 shares; Mr. Richardson — 46,017 shares; Mr. Kaestner — 52,534 shares; and Mr. Money — 45,967 shares. Following such purchases, each individual will be granted an equal number of restricted shares of our common stock.

Recommendation of the Board of Directors

Our board of directors has determined that adding 2,500,000 shares of common stock to the shares reserved for issuance pursuant to the Stock Plan, in accordance with the Stock Plan Amendment, is advisable and in the best interest of Brookdale and all our stockholders. Accordingly, all members of the board present at the board's meeting on May 12, 2006 approved the Stock Plan Amendment. Holders of approximately 65% of our common stock have executed a written consent approving the Stock Plan Amendment. As a result, it is not necessary for us to call a special meeting of stockholders to consider the Stock Plan Amendment, and your approval is not required and is not being sought. This proposed amendment to our Stock Plan will not be effected until at least 20 days after this information statement has first been sent to stockholders, and the effectiveness of the Stock Plan Amendment is conditioned on the consummation of the Merger.

THE CHARTER AMENDMENT

General

Our Amended and Restated Certificate of Incorporation (our ‘‘Charter’’) provides for a board of directors comprised of not less than 3 and not more than 7 directors. The exact number of directors within this range is determined from time to time by resolution adopted by a majority of the board of directors then in office. In connection with the Merger, our board of directors unanimously approved an amendment to our Charter to increase the authorized number of directors from not more than 7 members to not more than 8 members, in the event that we decide to offer a current member of the board of directors of ARC or some other qualified individual the opportunity to join our board of directors after the consummation of the Merger. As of the date of this information statement, we have no arrangement with any individual to join our board of directors. The board of directors has therefore proposed that the first sentence of Article 12 of the Charter be amended and restated in its entirety to read:

‘‘The number of directors which constitute the whole Board of Directors shall be not less than three (3) or more than eight (8).’’

The Charter Amendment will allow the board of directors to appoint an additional qualified director and the board of directors believes that the availability of an additional director position will provided it with the flexibility to identify and recruit a key individual whose knowledge and expertise will benefit us by contributing to discussions as to what corporate actions we should undertake.

The Charter Amendment could, under certain circumstances, have an anti-takeover effect, although this was not the intention. For example, in the event of a hostile attempt to take over control of Brookdale, it may be easier for us to impede the attempt with a larger board since it would require more directors to vote in favor of the take-over attempt. The Charter Amendment, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the Charter Amendment may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The board of directors is not, however, aware of any attempt to take control of us and the board of directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

The full text of the Charter Amendment is included in Annex E to this information statement. Please refer to Annex E for a more complete description of the terms of the Charter Amendment.

Recommendation of the Board of Directors

Our board of directors has determined that the Charter Amendment is advisable and in the best interests of Brookdale and all of our stockholders. Accordingly, the board has unanimously approved the Charter Amendment. Holders of approximately 65% of our common stock have executed a written consent approving the Charter Amendment. As a result, it is not necessary for us to call a special meeting of stockholders to consider the Charter Amendment, and your approval is not required and is not being sought. This proposed amendment to our Charter will not be effected until at least 20 days after this information statement has first been sent to stockholders, and is conditioned upon consummation of the Merger.

ACTION BY WRITTEN CONSENT

Vote Required; Vote Obtained

As of the record date for action by written consent and for determining the stockholders entitled to receive this information statement for the Equity Transaction and Stock Plan Amendment and the record date for the Charter Amendment we had 66,560,800 shares of our common stock outstanding, of which 66,128,423 were entitled to vote. Stockholders as of each record date are entitled to one vote per share on the matters voted on as of that date.

Section 228 of the Delaware General Corporation Law (the ‘‘DGCL’’) and Article II, Section 10 of our amended and restated bylaws provide that the written consent of the holders of the outstanding shares of voting capital stock having not less than the minimum number of votes that would be necessary to authorize or take an action at a meeting at which all shares entitled to vote thereon were present and voted may be substituted for such a meeting. The holders of approximately 43.4 million shares of common stock have executed written consents approving the Equity Transaction, the Stock Plan Amendment and the Charter Amendment. These holders represent approximately 65% of the total issued and outstanding shares of common stock entitled to vote on the Equity Transaction, the Stock Plan Amendment and the Charter Amendment. No other series of voting capital stock was entitled to vote. Accordingly, our stockholders will not be asked to take action on the Equity Transaction, the Stock Plan Amendment and the Charter Amendment at any future stockholders' meeting.

Pursuant to Section 228 of the DGCL and Regulation 14C, as promulgated under the Exchange Act, we are required to provide certain information with respect to the taking of corporate action without a meeting by less than unanimous written stockholder consent to those stockholders who have not consented in writing to such action or whose consent we have not solicited. Accordingly, we are furnishing this information statement to our stockholders to provide you with certain information in connection with the Equity Transaction, the Stock Plan Amendment and the Charter Amendment. The Equity Transaction, the Stock Plan Amendment and the Charter Amendment will not be effected until at least 20 days after this information statement has first been sent to stockholders, and all are conditioned upon the consummation of the Merger.

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. We will reimburse the brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this information statement to the beneficial owners of our common stock.

No Appraisal Rights

Stockholders do not have dissenters' rights of appraisal with respect to the transactions described in this information statement.

Interest of Certain Persons

In reviewing this information statement, our stockholders should be aware that the following directors have an interest in the transactions described in this information statement that may differ from other directors due to their relationships with the Investor. Wesley R. Edens, the Chairman of our board of directors, is a Principal and the Chairman of the Management Committee of Fortress Investment Group LLC, who, together with certain of its affiliates, is our largest stockholder. Mr. Edens is also the Chairman of the board of Global Signal Inc. and Chairman of the board and Chief Executive Officer of Eurocastle Investment Limited and Newcastle Investment Corp., each of which are an affiliate of Fortress and the Investor. William B. Doniger, the Vice Chairman of our board of directors, is a managing director of Fortress Investment Group LLC and oversees United States acquisitions for Fortress. As a result of the Equity Transaction, Fortress, unlike our other stockholders, will increase its ownership percentage in our common stock, and as a result of the Charter Amendment in connection with the amendment to the Stockholders Agreement, Fortress will increase the number of directors on the board of directors that it shall be able to designate from four members to five members.

Our board of directors was aware of these interests and considered them, among other matters, in making its recommendations. See ‘‘— Recommendation of the Board of Directors’’ in the discussions of the Equity Transaction, the Stock Plan Amendment and the Charter Amendment.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 12, 2006, the total number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known by us to own more than 5% of our common stock, (2) each of our directors and executive officers and (3) all directors and executive officers as a group. The percentage of beneficial ownership of our common stock is based on 66,560,800 issued shares of our common stock outstanding as of June 12, 2006.

	Nature and Amount of Beneficial Ownership
Name of Beneficial Owner	Shares Owned(2)	Percentage
Executive Officers and Directors(1)
Wesley R. Edens(3)	43,456,200	65.29%
Mark J. Schulte	705,829	1.06%
Mark W. Ohlendorf	315,000	*
John P. Rijos	452,106	*
R. Stanley Young	383,939	*
Kristin A. Ferge	113,700	*
William B. Doniger	5,500	*
Jackie M. Clegg	20,290	*
Bradley E. Cooper(5)(6)	7,844,625	11.79%
Jeffrey G. Edwards(7)	535,790	*
Jeffrey R. Leeds	20,790	*
Samuel Waxman	32,790	*
All directors and executive officers as a group (13 persons)	54,082,038	81.25%
5% Stockholders
Fortress Investment Holdings LLC(4)(8)	43,407,000	65.21%
Health Partners(4)(5)(6)	7,844,625	11.79%

*	Less than 1%

(1)	The address of each officer or director listed in the table below, except Mark W. Ohlendorf and Kristin A. Ferge, is: c/o Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611. The address of Mark W. Ohlendorf and Kristin A. Ferge is c/o Brookdale Senior Living Inc., 6737 W. Washington St., Suite 2300, Milwaukee, Wisconsin 53214.

(2)	Consists of shares held, including restricted shares.

(3)	Includes 49,200 shares held by Mr. Edens and other ownership as set forth in Footnote 8.

(4)	The address of Heath Partners is c/o Capital Z Management, LLC, Thompson Street, New York, New York 10012. The address of Fortress Investment Holdings LLC is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(5)	Bradley E. Cooper, who is one of our directors, is a shareholder of Capital Z Partners, Ltd., the ultimate general partner of Capital Z Financial Services Fund II, L.P., which is the managing partner of Health Partners. Mr. Cooper owns 5.7% of the voting capital stock of Capital Z Partners, Ltd. Mr. Cooper disclaims beneficial ownership of all shares of our common stock that are beneficially owned by Capital Z.

(6)	Consists of 7,844,625 shares held by Health Partners. Health Partners is managed by its managing partner, Capital Z Financial Services Fund II, L.P. Capital Z Partners Ltd. is the general partner of Capital Z Financial Services Fund II, L.P. Bob Spass, Bradley E. Cooper and Mark Gormley are shareholders of Capital Z Partners, Ltd. By virtue of their ownership interests in Capital Z Partners, Ltd., Messrs. Spass, Cooper, and Gormley may be deemed to beneficially own the shares listed as beneficially owned by Health Partners.

(7)	Includes 55,790 shares held by Mr. Edwards and 480,000 shares held by East Peak Partners, L.P. (‘‘East Peak’’). JGE Capital Management LLC (‘‘JGE Capital Management’’) is the sole general partner of East Peak. As President and the Principal of JGE Capital Management, Jeffrey G. Edwards makes investment decisions for East Peak. Mr. Edwards disclaims beneficial ownership of the shares held by East Peak.

(8)	Includes 13,228,000 shares held by FIT-ALT Investor LLC, 20,000,000 shares held by Fortress Investment Trust II, 9,929,000 shares held by Fortress Brookdale Acquisition LLC, 18,750 shares held by Drawbridge Special Opportunities Fund Ltd., 106,250 shares held by Drawbridge Special Opportunities Fund LP, and 125,000 shares held by Drawbridge Global Macro Master Fund Ltd. FIT-ALT Investor LLC is a wholly-owned subsidiary of Fortress Investment Trust II, which is a majority owned subsidiary of Fortress Investment Fund II LLC. Fortress Investment Fund II LLC is managed by its managing member, Fortress Fund MM II LLC, which is managed by its managing member Fortress Investment Group LLC. Fortress Brookdale Acquisition LLC is majority owned by Fortress Registered Investment Trust, which is

100% owned by Fortress Investment Fund LLC. Fortress Investment Fund LLC is managed by its managing member, Fortress Fund MM LLC, which is managed by its managing member Fortress Investment Group LLC. Drawbridge Special Opportunities Advisors LLC is the investment manager of Drawbridge Special Opportunities Fund Ltd. Fortress Investment Group LLC is the sole managing member of Drawbridge Special Opportunities Advisors LLC. Drawbridge Special Opportunities Advisors LLC is the investment manager of Drawbridge Special Opportunities Fund LP. Drawbridge Global Macro Master Fund Ltd. is 100% owned by Drawbridge Global Macro Fund LP and Drawbridge Global Macro Fund Ltd. Drawbridge Global Macro Advisors LLC is the investment manager of each of Drawbridge Global Macro Fund LP and Drawbridge Global Macro Fund Ltd. Fortress Investment Group LLC is the sole managing member of Drawbridge Global Macro Advisors LLC. Fortress Investment Group LLC is 100% owned by Fortress Investment Holdings LLC. Fortress Investment Holdings LLC is an entity that is owned by certain individuals, including Wesley R. Edens, our Chairman of the board. By virtue of his ownership interests in Fortress Investment Holdings LLC, Mr. Edens may be deemed to beneficially own the shares listed as beneficially owned by Fortress Investment Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following summary compensation table sets forth information concerning the cash and non-cash compensation earned by, awarded to or paid to our Chief Executive Officer and the remaining four most highly compensated executive officers for the years ended December 31, 2005 and December 31, 2004.

Summary Compensation Table

		Annual Compensation					Long Term Compensation
	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)	Restricted Stock Awards ($)(1)	Other Compensation ($)(2)
Mark J. Schulte	2005	$355,273	(3)	$2,670,010	(4)	—	$4,421,060	$3,500
Chief Executive Officer	2004	$390,150		$774,588	(5)	—	—	$3,250
Mark W. Ohlendorf	2005	$325,605	(3)	$1,985,864	(4)	—	$3,000,000	$27,100	(6)
Co-President	2004	$395,186		$318,800		—	—	$27,050	(6)
John P. Rijos	2005	$334,665	(3)	$2,670,010	(4)	—	$4,421,060	$3,500
Co-President	2004	$364,140		$774,588	(5)	—	—	$3,250
R. Stanley Young	2005	$246,464	(3)	$2,271,157	(4)	—	$3,789,400	$3,500
Executive Vice President and Chief Financial Officer	2004	$260,100		$649,776	(5)	—	—	$3,250
Kristin A. Ferge	2005	$198,520	(3)	$759,090	(4)	—	$1,125,000	$2,100
Executive Vice President and Treasurer	2004	$215,922		$115,900		—	—	$2,050

(1)	Based on $10.00 per share value at time of grant. The aggregate number of unvested shares of our stock underlying the restricted stock awards held as of December 31, 2005 by each named executive officer is as follows:

Named Executive Officer	Number of Unvested Shares	2005 Fiscal Year End(FMV)
Mark J. Schulte	221,053	$6,589,590
Mark W. Ohlendorf	225,000	$6,707,250
John P. Rijos	221,053	$6,589,590
R. Stanley Young	189,470	$5,648,101
Kristin A. Ferge	84,375	$2,515,219

Each named executive officer receives dividends on all shares underlying the restricted stock awards. Upon completion of the initial public offering, 50% of the shares subject to the restricted stock awards were no longer subject to a risk of forfeiture for Messrs. Schulte, Rijos and Young and 25% of the shares subject to restricted stock awards were no longer subject to a risk of forfeiture for Mr. Ohlendorf and Ms. Ferge. Of the remaining unvested shares under the awards, one-third of remaining unvested shares will vest at the end of the third, fourth and fifth years following the date of grant, provided the executive has remained continuously employed by us; provided further, that, upon the occurrence of a change in control of Brookdale, 100% of the award that is not vested at that time will immediately vest. In the event an executive officer is terminated without cause by us (other than by reason of his death or disability) or he or she terminates for good reason, the next portion of unvested shares will vest.

(2)	Unless otherwise indicated, represents the employer matching contribution to one of the 401(k) plans.

(3)	For 2005, salary amounts reflect the terms of the employment agreements entered into in connection with the Company’s initial public offering for periods from and following the offering.

(4)	Includes a special bonus paid for certain tax withholding payments in connection with the grant of restricted stock or restricted securities pursuant to either the BLC or Alterra Employee Restricted Stock Plans.

(5)	Includes a special bonus paid in connection with consummation of a transaction completed in 2004.

(6)	Represents a contribution of $25,000 in the form of premiums for a split dollar life insurance policy and employer matching contribution to the 401(k) plan of $2,100 for 2005 and $2,050 for 2004.

Compensation of Directors

We pay an annual director’s fee to each of Messrs. Leeds and Edwards, Dr. Waxman and Ms. Clegg equal to $30,000, payable semi-annually. Members of our board of directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors. In addition, an annual fee of $5,000 is paid to the chairs of each of the Audit and Compensation Committees of our board of directors, which fee is also payable semi-annually. Affiliated directors, however, will not be separately compensated by us. Fees to the independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such stock is granted pursuant to a stockholder-approved plan or the issuance is otherwise exempt from any applicable stock exchange listing requirement.

In addition, each director of Brookdale who is not (i) an officer or employee of Brookdale or of any of its parents or subsidiaries or (ii) the beneficial owner, whether directly or indirectly, of ten percent or more of our common stock (an ‘‘Eligible Director’’) is eligible to receive stock grants under our Stock Plan. Each member of our board of directors that was an Eligible Director immediately prior to the consummation of our initial public offering was granted 15,790 shares of common stock on the first day following the consummation of the initial public offering, which shares will become vested in three equal portions on the last day of each of our fiscal years 2006, 2007 and 2008, provided the director is still serving as of the applicable vesting date. Each Eligible Director holding these shares of restricted stock will be entitled to any dividends that become payable on such shares during the restricted period so long as such directors continue to serve us as directors as of the applicable record dates. Except as otherwise provided by the plan administrator of the Stock Plan, each Eligible Director who did not receive an initial directors’ share grant will receive automatic annual grants of unrestricted common stock, valued at $15,000 based on the fair market value of the shares on the date of grant, on the first business day after our annual stockholders’ meeting and each annual stockholders’ meeting thereafter during the term of the Stock Plan, beginning with the 2006 Annual Meeting. Pursuant to these arrangements, 63,160 shares of our common stock, in the aggregate (or 15,790 shares each), were granted to Ms. Clegg, Messrs. Edwards and Leeds and Dr. Waxman on the first day following the consummation of our initial public offering on November 22, 2005.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Each of Alterra Healthcare Corporation (‘‘Alterra’’) and Brookdale Living Communities, Inc. (‘‘BLC’’) (each, an affiliate employer) has, along with us, entered into employment agreements with several of their respective employees in August and September 2005. Other than the positions and salary and bonuses, these employment agreements are substantially the same, except as noted below. Alterra and Brookdale have entered into an employment agreement with each of Mark W. Ohlendorf and Kristin A. Ferge. Mr. Ohlendorf’s agreement supersedes his prior employment agreement. BLC and Brookdale have entered into an employment agreement with each of Mark J. Schulte, John P. Rijos and R. Stanley Young.

The executives’ positions, annual base salaries and target bonuses for the first fiscal year following the effective date of the employment agreements are set forth below:

Name/Title	Annual Base Salary	Target Bonus
Mark J. Schulte — Chief Executive Officer	$200,000	$200,000
Mark W. Ohlendorf — Co-President	$200,000	$300,000
John P. Rijos — Co-President	$200,000	$200,000
R. Stanley Young — Executive Vice President and Chief Financial Officer	$175,000	$150,000
Kristin A. Ferge — Executive Vice President and Treasurer	$175,000	$150,000

Under these employment agreements, the executives’ bonuses for the first fiscal year commencing after the effective date of the employment agreements will be paid 50% in cash and 50% in restricted shares of our common stock pursuant to the Stock Plan. After our first fiscal year following the effective date of the employment agreements, the executives’ respective bonuses will be based on achievement of certain performance standards as determined by the board of directors in its discretion, and may be payable in a combination of cash and vested shares of common stock in the board of directors’ discretion; however, bonus amounts that exceed the executives’ target bonuses for the first fiscal year may be paid in unvested restricted shares of our common stock, as determined by the board of directors in its discretion.

The employment agreements have three year initial terms at the end of which the agreements automatically extend on an annual basis for up to two additional one year terms, unless notice not to renew an agreement is given 90 days prior to the expiration of its term. The employment agreements provide that the executives will be entitled to all the usual benefits offered to employees at the executives’ levels including, vacation, sick time, participation in the employer’s 401(k) retirement plan and medical, dental and insurance programs, all in accordance with the terms of such plans and programs in effect from time to time.

The employment agreements provide that, in the event of termination of employment by the employer other than a termination for ‘‘cause’’ (as defined in the employee agreements), or by the executives with ‘‘good reason’’ (as defined in the employee agreements), and the termination is not within 12 months following a ‘‘change of control’’ (as defined in the employment agreements), the executives will receive severance payments and benefits, upon signing a release of claims in a form adopted by the employer, provided the executives comply with any restrictive covenants by which the executives are bound. These severance payments and benefits are composed of continuation of annual base salary for six months following the date of termination of employment and continuation, at the employer’s expense, of coverage under the employer’s medical plan until the earlier of six months following the date of termination of employment or the period of time until the executive becomes eligible under the medical benefits program of a new employer.

In the event of a change of control, and the executives’ employment is terminated within 12 months following the change in control either by the employer (or a successor) without cause, or by the executives for good reason, then, provided the executives sign a release and comply with any restrictive covenants by which the executives are bound, the executives will be entitled to, for 12 months following the date of termination of employment, continuation of annual base salary (at the rate in effect at the time of termination, or if higher, immediately prior to the change of control) and continuation of coverage under the employer’s medical plan.

Pursuant to the terms of each of the named executive officers’ restricted stock awards, upon the occurrence of a change in control of Brookdale, 100% of the award that is not vested at that time will immediately vest.

Compensation Committee Interlocks and Insider Participation

Compensation decisions pertaining to executive officer compensation made prior to the completion of our initial public offering in November 2005 were made: with respect to BLC, by Fortress and Health Partners, following recommendation by Mark J. Schulte, our chief executive officer; and with respect to Alterra, by Fortress, following recommendation by Mark W. Ohlendorf, our co-president. We have entered into certain transactions with Fortress as described elsewhere in this information statement.

Since our initial public offering in November 2005, our Compensation Committee has been composed of Messrs. Edwards and Leeds and Dr. Waxman.

DESCRIPTION OF CAPITAL STOCK

General

As of the date hereof, our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $0.01 per share; and

•	50,000,000 shares of preferred stock, par value $0.01 per share.

Set forth below is a summary description of all the material terms of our capital stock. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, a copy of each of which is included as an exhibit to our Registration Statement on Form S-1 (Amendment No. 2) filed with the SEC on October 12, 2005.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock possess the exclusive right to vote for the election of directors and for all other purposes. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not be able to elect any directors; provided, however, that pursuant to the Stockholders Agreement, (i) FIG Advisors LLC, an affiliate of Fortress, has the right to designate up to four directors to serve on the board for so long as the Fortress Stockholders beneficially own securities representing more than 50% of the voting power of Brookdale and (ii) Health Partners has the right to designate one director to serve on the board for so long as the HP Stockholders beneficially own securities representing more than 5% of the voting power of Brookdale. The Stockholders Agreement requires that the Fortress Stockholders and the HP Stockholders vote or cause to be voted all of their voting shares for the directors nominated as described above.

Subject to any preference rights of holders of our preferred stock that Brookdale may issue in the future, the holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of our holders of preferred stock to prior distribution.

The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

The board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each such class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution or convertible into or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include one or more of the following:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of Brookdale.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-laws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without our stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction which would cause a change in our control. Our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-laws

Certain provisions of our amended and restated certificate of incorporation may make a change in control of Brookdale more difficult to effect. Our amended and restated certificate of incorporation provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 2008, 2007 and 2009, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors (except Health Partners, which will be permitted to designate one director to serve on the board pursuant to the Stockholders Agreement, provided that Health Partners continues to own at least 5% of the outstanding shares of Brookdale). The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders. In addition, our amended and restated by-laws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote.

Pursuant to our amended and restated certificate of incorporation, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. Our amended and restated by-laws also provide that our stockholders (with the exception of the majority stockholder if Fortress and Health Partners own at least 50% of the then outstanding shares) are specifically denied the ability to call a special meeting of the stockholders. Advance notice must be provided by our stockholders to nominate persons for election to our board of directors as well as to propose actions to be taken at an annual meeting.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and amended and restated by-laws provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith, intentional misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation allows us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

We have entered into indemnification agreements with certain of our directors and executive officers. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders' ability to collect monetary damages from our directors and executive officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, New York, NY 10038.

Listing

Our common stock is listed on the NYSE under the symbol ‘‘BKD.’’

Principal Executive Offices

Our principal executive offices are located at 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611.

Governing Documents

Our certificate of incorporation was filed on June 28, 2005, as amended and restated on September 30, 2005. Our amended and restated by-laws were adopted on September 30, 2005. The life of the corporation is perpetual.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

Certain items in this information statement, and other information we provide from time to time may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to deploy capital, close accretive acquisitions, close dispositions of under-performing facilities, close acquisitions under letters of intent, close the Merger, anticipate, manage and address industry trends and their effect on our business, pay and grow dividends, generate growth organically or through acquisitions, secure financing and increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income and add residents. Words such as ‘‘anticipate(s),’’ ‘‘expect(s)’’, ‘‘intend(s)’’, ‘‘plan(s)’’, ‘‘target(s)’’, ‘‘project(s)’’, ‘‘believe(s)’’, ‘‘will’’, ‘‘would’’, ‘‘seek(s)’’, ‘‘estimate(s)’’ and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Brookdale can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Brookdale's expectations include, but are not limited to, our continued ability to acquire facilities at attractive prices which will generate returns consistent with expectations; the possibility that the facilities that we have acquired and will acquire may not generate sufficient additional income to justify their acquisition; possibilities that conditions to closing of certain transactions will not be satisfied; our ability to close on facilities under non-binding letters of intent, which is generally less probable than losing on facilities under definitive agreements; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; a decrease in the overall demand for senior housing; general economic conditions and economic conditions in the markets in which we operate; real estate markets in the regions where our facilities are located; competitive pressures within the industry and/or markets in which we operate; the creditworthiness of our residents; interest rate fluctuations; licensing risks; our failure to comply with federal, state and local laws and regulations; our failure to comply with environmental laws; the effect of future legislation or regulatory changes in our operations; and other risks detailed from time to time in Brookdale SEC reports including in ‘‘Risk Factors’’ included in our most recent Annual Report on Form 10-K, filed on March 31, 2006. Such forward-looking statements speak only as of the date of this information statement. Brookdale expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

WHERE YOU CAN FIND MORE INFORMATION

References in this information statement to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to our reports filed with the SEC under the Exchange Act, for copies of the actual contracts, agreements or documents. You may read and copy such reports, the related exhibits and other material we file with the SEC at the SEC's public reference room in Washington, D.C. at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 400, Chicago, Illinois 60611, (312) 977-3700.

We are subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, we file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We report our financial statements on a year ended December 31 basis. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

ANNEX A

FAIRNESS OPINION OF BEAR STEARNS

May 12, 2006

The Special Committee of the Board of Directors
Brookdale Senior Living Inc.
300 North Wabash
Suite 1400
Chicago, Illinois 60611

Gentlemen:

We understand that Brookdale Senior Living Inc. (‘‘Brookdale’’) intends to enter into an agreement and plan of merger to be dated as of May 12, 2006 (the ‘‘Merger Agreement’’) pursuant to which Beta Merger Sub Corporation, a Delaware corporation and direct wholly owned subsidiary of Brookdale, will merge with and into American Retirement Corporation (‘‘ARC’’) (the ‘‘Merger’’). We understand the consideration to be offered by Brookdale to ARC will consist of $1.3 billion in cash, to be financed by (i) up to $200 million of debt financing (the ‘‘Debt Financing’’) and (ii) $1.0 billon of the aggregate $1.3 billion in proceeds from the sale of Brookdale common stock, of which approximately $300 million in proceeds will be used to pay down existing indebtedness under Brookdale’s revolving credit facility (the ‘‘Equity Financing,’’ and together with the Merger and the Debt Financing, the ‘‘Transactions’’). The Equity Financing will be provided by affiliates of Fortress Investment Group (the ‘‘Investor Group’’) on the terms and conditions as contained in the Investment Agreement by and among Brookdale and the Investor Group to be dated as of May 12, 2006 (the ‘‘Investment Agreement’’) and the Stock Option Agreement by and among Brookdale and the Investor Group to be dated as of May 12, 2006 (the ‘‘Stock Option Agreement’’ and together with the Investment Agreement and the Merger Agreement, the ‘‘Transaction Agreements’’). We understand that, pursuant to the Investment Agreement, the Equity Financing may be reduced by up to $650 million. The terms of the Merger, the Debt Financing and the Equity Financing are more fully set out in the Transaction Agreements.

You have asked us to render our opinion as to whether the terms and price to be paid to Brookdale for the Brookdale common stock to be issued to the Investor Group in connection with the Equity Financing are fair, from a financial point of view, to Brookdale.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed a draft of the Merger Agreement dated May 8, 2006;

•	reviewed a draft of the Investment Agreement dated April 26, 2006;

•	reviewed a draft of the Stock Option Agreement dated April 26, 2006;

•	reviewed Brookdale’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Current Reports on Form 8-K for the period following Brookdale’s initial public offering;

•	reviewed Brookdale’s publicly available Initial Public Offering Prospectus dated November 21, 2005;

•	reviewed certain operating and financial information relating to Brookdale’s and ARC’s businesses and prospects, including projections on a stand-alone and combined basis for the three years ended December 31, 2008, all as prepared and provided to us by Brookdale’s management (the ‘‘Projections’’);

•	met with certain members of Brookdale’s senior management to discuss Brookdale’s and ARC’s businesses, operations, historical and projected financial results and future prospects;

•	reviewed the reported historical prices, trading multiples and trading volume of the common shares of Brookdale;

•	reviewed publicly available financial data, terms and conditions of certain financings which we deemed generally comparable to the Equity Financing;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Brookdale;

•	reviewed the terms (to the extent publicly available) of recent acquisitions of companies which we deemed generally comparable to ARC;

•	reviewed the pro forma financial results, financial condition and capitalization of Brookdale giving effect to the Merger, the Debt Financing and the Equity Financing, as prepared and provided for us by Brookdale’s management; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Brookdale or obtained by us from public sources, including, without limitation, the Projections. With respect to the Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Brookdale as to the expected future performance of Brookdale. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections, and we have further relied upon the assurances of the senior management of Brookdale that they are unaware of any facts that would make the information and the Projections provided to us incomplete or misleading.

We also have been instructed by you to assume, and have assumed, that (i) Brookdale’s management and Brookdale’s Board of Directors have determined, in consultation with their own financial and other advisors and not in reliance on any advice or opinion from Bear Stearns, (x) that the Merger is strategically important to Brookdale and (y) to obtain $1.3 billion in proceeds from the sale of additional common stock to the Investor Group in connection with the Transaction and, subject to further evaluation, limit the amount of incremental indebtedness incurred by Brookdale in connection with the Merger to $200 million; (ii) fully committed equity financing is a condition to execution of the Transaction Agreements; (iii) the terms of the Equity Financing have been negotiated by Brookdale’s Special Committee and the Investor Group; and (iv) circumstances do not permit Brookdale to explore any alternate potential sources for, or obtain, equity financing for the Merger other than the Equity Financing. We further understand that Brookdale has announced two acquisitions which are expected to close on or prior to the closing of the Merger and that Brookdale will fund approximately $195 million of cash consideration for such acquisitions through the Debt Financing or the Equity Financing.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Brookdale or ARC, nor have we been furnished with any such appraisals. We have assumed that the final executed Transaction Agreements will not differ materially from the draft Transaction Agreements reviewed by us. In addition, we have assumed (i) that the representations and warranties of each party contained in the Transaction Agreements are true and complete, (ii) that each party to the Transaction Agreements will perform all of the covenants and agreements required to be performed by such party thereunder and (iii) that the Transactions will be consummated in a timely manner and in accordance with the terms of the Transaction Agreements without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Brookdale. Our opinion does not address Brookdale’s obligation to perform under the Transaction Agreements if either the Debt Financing and/or the Equity Financing is not consummated. We do not express any opinion as to the price or range of prices at which the shares of common stock of Brookdale may trade subsequent to the announcement or consummation of the Transactions.

We have been retained to render an opinion to the Special Committee of Brookdale’s Board of Directors regarding the fairness, from a financial point of view, of the terms and price to be paid to Brookdale for the Brookdale common stock to be issued to the Investor Group in connection with the Merger and will receive a customary fee for such services, which is payable within three business days after delivery of this opinion. We have not been retained to and do not express any opinion with respect to (and the Special Committee of Brookdale’s Board of Directors and Brookdale’s Board of Directors shall not rely on this opinion with respect to) the Merger, the Debt Financing or any other transaction including, but not limited to, any other financing transaction or any other aspect of the Equity Financing.

Bear Stearns and/or its affiliates have provided (and may in the future be engaged to provide) investment banking services to Fortress Group Inc. and its affiliates, including, but not limited to, Amresco Inc., Newcastle Investment Corp., Eurocastle Investment Limited, Capstead Mortgage Corp, Aircastle Investment Holdings Limited and Global Signal Inc. Such services have included (i) advisory services with respect to the sale of Amresco Inc. to Fortress, (ii) advisory services to Global Signal Inc. in connection with the equity financing regarding the lease and sublease of certain tower assets from Sprint Corporation by Global Signal Inc. and (iii) various debt and equity offerings for Newcastle Investment Corp., Eurocastle Investment Limited, Capstead Mortgage Corp and Aircastle Investment Holdings Limited. In each case, Bear Stearns and/or its affiliates received (and may in the future receive) customary fees. Further, in the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Amresco Inc., Newcastle Investment Corp., Eurocastle Investment Limited, Capstead Mortgage Corp., Aircastle Investment Holdings Limited, Global Signal Inc., Brookdale and ARC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended solely for the benefit and use of the Special Committee of Brookdale’s Board of Directors and Brookdale and is not intended to confer rights or remedies upon any other entity or person. It is also understood that this letter does not constitute a recommendation of any kind to the Special Committee of Brookdale’s Board of Directors, Brookdale’s Board of Directors or any holders of Brookdale common stock. This opinion does not address Brookdale’s underlying business decision to pursue the Transactions, the relative merits of the Transactions as compared to any alternative business strategies or financing strategies that might exist for Brookdale or the effects of any other transaction in which Brookdale might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent which shall not be unreasonably withheld; provided, however, that this letter may be included in its entirety in any filing required to be made by Brookdale with the Securities and Exchange Commission with respect to the Merger and the financing thereof (including, without limitation, a Schedule 14C information statement distributed to Brookdale’s shareholders with respect to the issuance of Brookdale common stock as financing for the Merger). Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. Subsequent developments may affect this opinion and we assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the terms and price to be paid to Brookdale for the Brookdale common stock to be issued to the Investor Group in connection with the Equity Financing are fair, from a financial point of view, to Brookdale.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:    /s/   Charles S. Edelman
Senior Managing Director

ANNEX B

FAIRNESS OPINION OF GOLDMAN SACHS

PERSONAL AND CONFIDENTIAL

May 12, 2006
Board of Directors
Brookdale Senior Living Inc.
330 North Wabash
Suite 1400
Chicago, Illinois 60611
Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Brookdale Senior Living Inc. (the ‘‘Company’’) of the $33.00 in cash to be paid by the Company for each outstanding share of common stock, par value $.01 per share (the ‘‘ARC Common Stock’’), of American Retirement Corporation (‘‘ARC’’) pursuant to the Agreement and Plan of Merger, dated as of May 12, 2006 (the ‘‘Agreement’’), among the Company, Beta Merger Sub Corporation, a wholly owned subsidiary of the Company, and ARC.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the ‘‘Transaction’’). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company and its affiliates from time to time, including having acted as joint bookrunning manager with respect to a public offering of 11,072,000 shares of the common stock, par value $.01 per share (the ‘‘Company Common Stock’’), of the Company in November 2005 and as co-arranger of the Company’s $330 million Senior Secured Credit Facility in February 2006. We are currently providing and have provided certain investment banking services to Fortress Investment Group LLC (‘‘Fortress’’), an affiliate of the Company, and its portfolio companies and affiliates, including having acted as joint bookrunning manager with respect to a public offering of 11,667,000 ordinary shares, no par value, of Eurocastle Investment Limited, a portfolio company of Fortress, in January 2006. We also may provide investment banking services to the Company, Fortress, its portfolio companies and affiliates, and ARC in the future. In connection with the above-described services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, ARC and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and ARC for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Company’s Registration Statement on Form S-1, including the prospectus contained therein, dated November 21, 2005, relating to initial public offering of the Company Common Stock; the Company’s 2005 annual report to stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2005; the annual reports to stockholders and Annual Reports on Form 10-K of ARC for the five fiscal years ended December 31, 2005; certain interim reports of the Company and ARC

B-1

to their respective stockholders and Quarterly Reports on Form 10-Q of ARC; certain other communications from the Company and ARC to their respective stockholders; certain internal financial analyses and forecasts for ARC prepared by its management; and certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analyses and forecasts for ARC prepared by the management of the Company (collectively, the ‘‘Forecasts’’), including certain cost savings and operating synergies projected by the management of the Company to result from the Transaction (the ‘‘Synergies’’). We also have held discussions with members of the senior managements of the Company and ARC regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and ARC. In addition, we have reviewed the reported price and trading activity for the shares of ARC Common Stock, compared certain financial and stock market information for ARC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the senior living industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, ARC or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or ARC or on the expected benefits of the Transaction in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, nor are we expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $33.00 per share of ARC Common Stock in cash to be paid by the Company pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/   GOLDMAN, SACHS & CO.

B-2

ANNEX C

INVESTMENT AGREEMENT

between

BROOKDALE SENIOR LIVING INC.

and

RIC CO-INVESTMENT FUND LP

Dated as of

May 12, 2006

THIS INVESTMENT AGREEMENT is made and entered into as of May 12, 2006 (the ‘‘Agreement’’), between Brookdale Senior Living Inc., a Delaware corporation (the ‘‘Company’’) and RIC Co-Investment Fund LP, a Delaware limited partnership (the ‘‘Investor’’). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in Article I. References herein to sections shall be to sections of this Agreement, and references herein to this Agreement shall include each of the Exhibits and Schedules attached hereto.

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated the date hereof, by and among the Company, Beta Merger Sub Corporation, a Delaware corporation and a direct wholly owned subsidiary of the Company (‘‘Merger Sub’’), and American Retirement Corporation, a Tennessee corporation (‘‘ARC’’) (the ‘‘Merger Agreement’’), whereby Merger Sub shall be merged with and into ARC (collectively, the ‘‘Transaction’’);

WHEREAS, in connection with the Transaction, the Investor desires to subscribe for and purchase, and the Company desires to sell to the Investor, upon the terms and subject to the conditions set forth herein, shares of the Company’s common stock, par value $0.01 per share (the ‘‘Common Stock’’);

WHEREAS, at the Closing, the Investor and the Company desire to enter into an option agreement, the form of which is attached hereto as Exhibit A (the ‘‘Option Agreement’’), pursuant to which the Company shall have the right and option (but not the obligation) to purchase a portion of the shares of the Company’s Common Stock issued to the Investor pursuant to this Agreement;

WHEREAS, the Company has obtained the Written Consent of Stockholders In Lieu of a Special Meeting attached hereto as Exhibit B for the issuance of the Shares (as defined below) (the ‘‘Stockholder Approval’’); and

WHEREAS, at the Closing, the Investor and the Company desire to enter into an agreement pursuant to which the Investor will be bound by the provisions of the Stockholders Agreement dated as of November 28, 2005, by and among the Company, FIT-ALT Investor LLC, Fortress Brookdale Acquisition LLC, Fortress Investment Trust II and Health Partners (the ‘‘Stockholders Agreement’’), pursuant to which the Investor shall have certain rights regarding the registration under the Securities Act of the Common Stock purchased by the Investor pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

Affiliate shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). Affiliates of the Investor shall be deemed to include limited partners, general partners and members (including the managing member) in, and other direct or indirect owners or managers of the Investor, together with entities owned, controlled or managed by any or all of such Persons.

Claim has the meaning ascribed to it in Section 9.3(a).

Closing has the meaning ascribed to it in Section 3.1.

Closing Date means the date on which the Closing occurs.

Code means the Internal Revenue Code of 1986, as amended.

Commitment Amount means up to $1,300,000,000; provided, however, that such amount may be reduced by the Company on or before the Closing Date (‘‘Offering Reduction’’), but in no event shall the Commitment Amount be less than $650,000,000.

Commitment Amount Notice has the meaning ascribed to it in Section 2.1.

Consents has the meaning ascribed to it in Section 6.6.

Common Stock has the meaning ascribed to it in the second whereas clause above.

Company Add-On Offering Reduction means an Offering Reduction through the use by the Company of an amount equal to the net proceeds received by the Company pursuant to any public or private offering of equity securities of the Company that is consummated on or before the Closing Date.

Encumbrance means, with respect to any Person, any mortgage, pledge, charge, claim, option, proxy, voting trust, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

Exchange Act has the meaning ascribed to it in the definition of Affiliate.

Facilities means the senior living facilities owned, leased or managed by the Company.

GAAP has the meaning ascribed to it in Section 4.5.

Governmental Entity means any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

HSR Act has the meaning ascribed to it in Section 4.7.

Indemnified Person has the meaning ascribed to it in Section 9.2(b).

Indemnifying Party has the meaning ascribed to it in Section 9.3(a).

Indemnitee has the meaning ascribed to it in Section 9.3(a).

Information Statement has the meaning ascribed to it in Section 6.2.

Investor Indemnified Person has the meaning ascribed to it in Section 9.2(a).

Investor Representative means Randal A. Nardone.

Knowledge of a party hereto means the actual knowledge of any executive officer after due inquiry.

Laws means all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

Licenses has the meaning ascribed to it in Section 4.8.

Lien means with respect to any asset or right, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, title, exception, or Encumbrance, option, right of first offer or refusal, easement, servitude, voting or transfer restriction, or any other right of another to or adverse claim or any kind in respect of such asset or right.

Litigation has the meaning ascribed to it in Section 4.5(a).

Losses means each and all of the following items: claims, losses, liabilities, obligations, payments, damages (actual or punitive), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts).

Material Adverse Effect means any event which has had, has or would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, other than (i) as a result of changes in general economic or industry conditions or changes in applicable Laws, rules or regulations or (ii) as a result of changes arising out of the announcement of the transactions contemplated by this Agreement.

Merger Agreement has the meaning ascribed thereto in the second whereas clause above.

NYSE has the meaning ascribed to it in Section 4.2.

Offering Reduction has the meaning ascribed thereto in the definition of Commitment Amount.

Option Agreement has the meaning ascribed to thereto in the third whereas clause above.

Option Per Share Price means $38.07.

Per Share Price means $36.93.

Person means any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

Preferred Stock has the meaning ascribed to it in Section 4.3(a).

Proceeding has the meaning ascribed to it in Section 10.2.

Purchase Price means the Per Share Price multiplied by the aggregate number of Shares purchased by the Investor pursuant to this Agreement.

Repurchase Amount means the difference between the Commitment Amount set forth in the Commitment Amount Notice and $650,000,000.

Repurchase Option has the meaning ascribed to it in Section 2.4.

Repurchase Shares means that number of shares of Common Stock equal to the quotient of the Repurchase Amount divided by the Option Per Share Price, such number to be rounded upwards to the nearest whole number.

SEC means the United States Securities and Exchange Commission and any successor Governmental Entity.

SEC Reports has the meaning ascribed to it in Section 4.4.

Securities Act means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

Selected Courts has the meaning ascribed to it in Section 10.2(a).

Shares means that number of shares of Common Stock equal to the quotient of the Commitment Amount divided by the Per Share Price, such number to be rounded upwards to the nearest whole number.

Stockholders Agreement has the meaning ascribed thereto in the fifth whereas clause above.

Stockholder Approval has the meaning ascribed to it in the fourth whereas clause above.

Subsidiary means as to any Person, each corporation, partnership or other entity of which shares of capital stock or other equity interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person.

Transaction has the meaning ascribed to it in the second whereas clause above.

Transaction Agreement means the Merger Agreement and any ancillary documents.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1    Notice of Commitment Amount.    The Company shall deliver to the Investor a notice setting forth the Commitment Amount at least 10 business days prior to the Closing (the

‘‘Commitment Amount Notice’’); provided, however, that, the Company shall be entitled until the Closing Date to amend the Commitment Amount Notice to reduce the Commitment Amount.

Section 2.2    Issuance and Sale.    Upon the terms and conditions set forth herein, at the Closing, the Company shall issue and sell, free and clear of any Liens, to the Investor and the Investor shall purchase from the Company the Shares. Notwithstanding anything to the foregoing set forth herein, the Investor shall have the right to assign its right to purchase Shares to one or more of its Affiliates but any such assignment shall not relieve such Investor of its obligations hereunder.

Section 2.3    The Purchase Price.     The Investor shall pay to the Company, by wire transfer of immediately available funds, the Purchase Price in consideration for the Shares purchased by the Investor pursuant to this Agreement.

Section 2.4    Repurchase Option.     Upon the terms and conditions set forth herein, at the Closing, the Investor and the Company shall enter into the Option Agreement, pursuant to which the Investor shall issue to the Company a one time right and option (but not the obligation) to purchase for cash (the ‘‘Repurchase Option’’) from the Investor the Repurchase Shares, at a price per share equal to the Option Per Share Price; provided, however, the Company shall not be entitled to a Repurchase Option and no Option Agreement shall be executed at the Closing, if a Company Add-On Offering Reduction occurs prior to the Closing. Such Repurchase Option shall be available for a period commencing on the Closing Date and concluding one day following the six month anniversary of the Closing Date.

Section 2.5    Commitment Fee.    In the event the Company receives a Termination Fee (as such term is defined in the Merger Agreement) pursuant to Section 8.02 of the Merger Agreement, the Company shall, as soon as reasonably practicable, pay to the Investor or its assignees, by wire transfer of immediately available funds, a commitment fee equal to 50% of the Termination Fee received by the Company pursuant to the terms of the Merger Agreement. The Company in good faith will pursue its rights to receive the Termination Fee under the terms of the Merger Agreement.

ARTICLE III

THE CLOSING

Section 3.1    The Closing.     Subject to the satisfaction or waiver of the conditions contained in Article VII, the closing (the ‘‘Closing’’) of the purchase and sale of the Shares and the issuance of the Repurchase Option will take place at the office of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York at the same time as the closing of the Transaction.

Section 3.2    Deliveries (a).    Subject to the satisfaction or waiver of each of the conditions hereof, at the Closing, the Company shall deliver to the Investor against payment of the Purchase Price: (i) one certificate representing the Shares registered in the name of the Investor; (ii) each of the certificates, instruments and agreements required to be delivered by the Company pursuant to Article VII; (iii) the executed Option Agreement; (iv) the executed agreement pursuant to which the Company shall be bound by the provisions of the Stockholders Agreement; and (v) such other documents as the Investor may reasonably request in connection with the Closing.

(b)    Subject to the satisfaction or waiver of each of the conditions hereof, at the Closing, the Investor shall deliver to the Company: (i) payment of the Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by the Company prior to the Closing; (ii) the certificates, instruments and agreements required to be delivered by the Investor pursuant to Article VII; (iii) the executed Option Agreement; (iv) the executed agreement pursuant to which the Investor shall be a Stockholder (as defined in the Stockholders Agreement) and bound by the provisions of and entitled to the registration rights of, the Stockholders Agreement; and (v) such other documents as the Company may reasonably request in connection with the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investor that all of the statements contained in this Article IV are true and correct as of the date hereof and the Closing Date.

Section 4.1    Organization; Subsidiaries.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of theState of Delaware and has the requisite corporate power and corporate authority to carry on its business as it is now being conducted or presently proposed to be conducted. To the Company’s Knowledge, the Company is duly qualified and licensed as a foreign corporation to do business and is in good standing (and has paid all relevant franchise or analogous taxes) in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)    The Company owns, either directly or indirectly through one or more of its Subsidiaries, all of the capital stock or other equity interests of its Subsidiaries free and clear of all Liens, except those Liens pursuant to the credit and other loan agreements existing as of the date hereof. There are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Subsidiary, or any commitments of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Subsidiary or pursuant to which any Subsidiary is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

(c)    Each Subsidiary is a corporation, limited liability company, partnership, business association or other Person duly organized, validly existing and in good standing (in jurisdictions where such concept is recognized) under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to carry on its business as it is now being conducted. To the Company's Knowledge, each Subsidiary of the Company is duly qualified and licensed as a foreign corporation or other business entity to do business and is in good standing (and has paid all relevant franchise or analogous taxes) in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure of one or more Subsidiaries to be so qualified or licensed, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.

Section 4.2    Due Authorization.

(a)    The Company has all corporate right, power and authority to enter into this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The (a) execution and delivery by the Company of this Agreement, (b) issuance, sale and delivery of the Shares by the Company and (c) compliance by the Company with each of the provisions of this Agreement (i) are within the corporate power and authority of the Company and (ii) have been duly authorized by all requisite corporate action of the Company. This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of the Investor) this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and limitations imposed by general principles of equity.

(b)    The Shares have been duly authorized by the Company and, when issued, sold and delivered in accordance with this Agreement, the Shares will be validly issued, fully paid and nonassessable, free and clear of all Liens, and the issuance thereof will not be subject to any preemptive rights, right of first refusal or similar right. At the Closing, no further approval or authority of the stockholders or the Board of Directors under the Delaware General Corporation Law (the ‘‘DGCL’’), the rules of the New York Stock Exchange (the ‘‘NYSE’’) or the consent of any other party will be required for the issuance of the Shares, other than the approval of the NYSE of the listing of such shares of Common Stock on the NYSE. No preemptive rights or other rights to subscribe for or purchase securities exist with respect to the issuance and sale of the Shares.

Section 4.3    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock and (ii) 50,000,000 shares of preferred stock, par value $.01 per share (‘‘Preferred Stock’’). As of the date hereof, there are 65,006,833 shares of Common Stock and no shares of Preferred Stock issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and not subject to preemptive or other similar rights of the stockholders of the Company.

(b)    Except as set forth in this Agreement or as described in the SEC Reports filed prior to the date hereof, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which the Company is a party relating to issued or unissued capital stock of the Company, or any commitments of any character whatsoever relating to issued or unissued capital stock of the Company or pursuant to which the Company or any of the Subsidiaries are or may become bound to issue or grant additional shares of their capital stock or related subscription rights, options,warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except as set forth in the SEC Reports filed prior to the date hereof and except as contemplated by this Agreement, including Section 6.1, (a) the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person and (b) there are no voting trusts, stockholders agreements, proxies or other commitments or understandings in effect to which the Company is a party with respect to the voting or transfer of any of the outstanding shares of Common Stock.

Section 4.4    SEC Reports.     The Company has filed all annual reports, quarterly reports, proxy statements and other reports required to be filed by it with the SEC under the Exchange Act since November 21, 2005 (together with the Company's final prospectus filed with the SEC pursuant to Rule 424 of the Securities Act on November 23, 2005, the ‘‘SEC Reports’’). Each SEC Report was, on the date of its filing or as subsequently amended prior to the date hereof, in compliance in all material respects with the requirements of its respective report form and applicable Laws and did not, on the date of filing or as subsequently amended, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.5    Financial Statements.     The consolidated financial statements of the Company (including any related schedules and/or notes) included in the SEC Reports, as subsequently amended prior to the date hereof, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with United States generally accepted accounting principles (‘‘GAAP’’) consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders’ equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to the absence of footnotes and as permitted by Form 10-Q and subject to changes resulting from year-end adjustments). Except as disclosed in the SEC Reports filed prior to the date hereof, neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except for (i) liabilities and obligations reflected or disclosed in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005, or the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2006, or the footnotes thereto, (ii) liabilities and obligations incurred in the ordinary course of business since March 31, 2006, or (iii) liabilities and obligations which, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Material Adverse Effect.

Section 4.6    Litigation.

(a)    Except as disclosed in the SEC Reports filed prior to the date hereof, there is no claim, action, suit, investigation or proceeding of any kind or nature whatsoever (‘‘Litigation’’) pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity that (x) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or (y) if resolved adversely to the Company or a Subsidiary would have or would reasonably be expected to have a Material Adverse Effect. Except as disclosed in such SEC Reports, there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of the Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect.

(b)    To the Knowledge of the Company, neither the Company nor any of the Subsidiaries is in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, and neither the Company nor any of the Subsidiaries is a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity, except where such default, breach, order, judgment or decree has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 4.7    Consents and Approvals.     The execution, delivery or performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or by-laws or other organizational documents of the Company or any of its Subsidiaries, (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (A) any applicable Law or (B) any provision of any agreement or other instrument to which the Company or any of the Subsidiaries is a party or pursuant to which any of them or any of their assets or properties is subject, except where such breach, violation or default, creation of an Encumbrance, or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect or (iii) except for (A) the approval of the NYSE of the listing of the Shares on the NYSE, (B) the filingwith the SEC of the Information Statement relating thereto, (C) any required filing under any foreign governmental and regulatory filings (including the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ‘‘HSR Act’’), notices and approvals required to be made or obtained as contemplated by Section 6.6, and (D) any filings, consents, approvals or authorizations of, notifications to, or exemptions or waivers by any Governmental Entity or any other Person which are not, individually or in the aggregate, material to the consummation of the transactions contemplated hereby, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person on the part of the Company or any of its Subsidiaries.

Section 4.8    Compliance with Laws.     Except as disclosed in the SEC Reports filed prior to the date hereof, the Company and the Subsidiaries are in compliance with all Laws in all respects, and neither the Company nor any Subsidiary has received any notice of any alleged violation of Law, except where a failure to comply or alleged violation of Law has not had or would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the Company holds all material licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Company’s and its Subsidiaries’ Facilities (collectively, ‘‘Licenses’’). To the Knowledge of the Company, all of such Licenses are valid and in effect, the Company and the Subsidiaries have duly performed and are in compliance with all of their obligations under such Licenses and no investigation or review by any governmental or regulatory body or authority is pending or threatened, except where a failure with respect thereto has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 4.9    Financial Advisory, Legal and Other Fees.    No agent, broker, accounting firm, investment bank, other financial advisor, commercial bank, other financial institution, law firm, public relations firm or any other Person other than Bear, Stearns & Co., Inc. and Goldman, Sachs & Co. is or will be entitled to any fee, commission, expense or other amount from the Company or any of the Subsidiaries in connection with any of the transactions contemplated by this Agreement.

Section 4.10    Board of Directors.     The Board of Directors of the Company, after accepting the recommendation of a Special Committee of the Board of Directors, has determined that the issuance of the Shares, this Agreement and the transactions contemplated hereby, are advisable and in the best interests of the Company and its stockholders.

Section 4.11    Information Statement.    The Information Statement will not, at the date it is first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to information or statements specifically supplied by or on behalf of any of the Investor for inclusion or incorporation by reference in the Information Statement.

Section 4.11    Taxes.     The Company and its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except, in all cases, for any such amounts that the Company is contesting in good faith and except in any case in which the failure to so file or pay would not in the aggregate cause a Material Adverse Effect. The Company has made, to the extent required by GAAP, adequate charges, accruals and reserves in the applicable financial statements referred to in Section 4.5 in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company that all of the statements contained in this Article V are true and correct as of the date hereof and the Closing Date.

Section 5.1    Investment.

(a)    The Investor is acquiring the Shares for investment for its own account, and not with a view to any resale or distribution thereof in violation of theSecurities Act.

(b)    The Investor’s financial condition and investments are such that it is in a position to hold the Shares for an indefinite period, bear the economic risks of the investment and withstand the complete loss of the investment. The Investor has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of such Shares. The Investor qualifies as(i) an ‘‘accredited investor’’ as such term is defined in Section 2(a)(15) of the Securities Act and Regulation D promulgated thereunder or (ii) a ‘‘qualified institutional buyer’’ as defined in Rule 144A under the Securities Act.

Section 5.2    Rule 144.    The Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless exemptions from such registrations are available. The Investor is aware of and familiar with the provisions of Rule 144 promulgated under the Securities Act that permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

Section 5.3    Organization; Etc.    The Investor is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization.

Section 5.4    Authority.

(a)    The Investor has all right, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b)    The (i) execution, delivery and performance by the Investor of this Agreement, (ii) compliance by the Investor with each of the provisions of this Agreement and (iii) consummation of the transactions contemplated hereby and thereby (A) are within the power and authority of the Investor, (B) have been duly authorized and approved by the requisite actions of the Investor and (C) do not require any further authorization or consent of the Investor or, if applicable, its beneficial owners. This Agreement has been duly and validly executed and delivered by the Investor, and (assuming this Agreement constitutes a valid and binding obligation of the Company) this Agreement constitutes a legal, valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws from time to time affecting the enforcement of creditors’ rights generally and limitations imposed by general principles of equity.

Section 5.5    Non-Contravention.    The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby, will not (a) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any Lien, charge or Encumbrance upon any property or assets of the Investor pursuant to any agreement, instrument, franchise, license or permit to which the Investor is a party or by which any of its properties or assets may be bound or (b) violate or conflict with any Law of any Governmental Entity applicable to the Investor or any of its properties or assets, other than such breaches, defaults or violations that are not reasonably expected to impair the ability of the Investor to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby, do not and will not violate or conflict with any provision of the organizational documents of the Investor, as currently in effect.

Section 5.6    Consents and Approvals.    No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Entity applicable to the Investor or of or with any third party is required for the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereby.

Section 5.7    Brokers and Finders.     No agent, broker, investment banker, financial advisor or other firm or person engaged by or on behalf of the Investor is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 5.8    Sufficient Funds.     The Investor has available, or has obtained commitments for, sufficient funds to acquire the Shares to be purchased pursuant to this Agreement.

Section 5.9    Information Supplied.     None of the information supplied or to be supplied by or on behalf of the Investor in writing specifically for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company's stockholders, contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VI

COVENANTS

Section 6.1    Conduct of the Business Pending the Closing.    The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing unless the Investor otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business only in the ordinary course and consistent with past practice; (ii) use commercially reasonable best efforts to preserve and maintain its assets and properties and its relationships with its customers, suppliers, advertisers, distributors, agents, officers and employees and other persons with which it has significant business relationships; (iii) use its commercially reasonable best efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice; (iv) use its commercially reasonable best efforts to preserve the goodwill and ongoing operations of its business; (v) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; and (vi) comply in all material respects with applicable Laws. Notwithstanding the forgoing and except as expressly contemplated by this Agreement or the Transaction Agreements or as consented to by the Investor in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement through and including the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)    (i) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) purchase, redeem or otherwise acquire any capital stock in the Company or any of the Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in the ordinary course of business pursuant to the Company's employee benefit plans;

(b)    take any action that is reasonably likely to result in (i) any of the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect as of, or at any time prior to, the Closing Date or (ii) any of the conditions to the obligations of the Investor set forth in Section 7.2 not being satisfied;

(c)    amend the charter, bylaws or other comparable organizational documents of the Company in a manner likely to adversely affect the Investor; or

(d)    agree to take any of the foregoing actions.

Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be prevented from, or obligated to obtain the consent of the Investor prior to, (i) issuing shares of its capital stock or entering into agreements with respect thereto, including with respect to registration rights, or (ii) engaging in any merger, acquisition or business combination transaction.

Section 6.2    Information Statement.     As promptly as practicable following the date of this Agreement, the Company shall prepare a form of information statement to be mailed to the stockholders of the Company relating to the Stockholder Approval (the ‘‘Information Statement’’) (provided that the Investor shall have the right to consent to any descriptions of or references to the Investor or any of their Affiliates, which consent shall not be unreasonably withheld, conditioned or delayed) and use its commercially reasonable best efforts (x) (1) to respond as promptly as practicable to any comments made by the SEC with respect to the Information Statement and (2) to promptly supply the Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement, and (y) to cause the Information Statement to be mailed to its stockholders at the earliest practicable date following the clearance of the Information Statement by the SEC.

Section 6.3    Listing Obligation.     Prior to the Closing, the Company will take all reasonable steps necessary, and pay all reasonable fees required, to list the Shares on the NYSE, to the extent required by the NYSE. Following the initial listing of the Shares, the Company will use its commercially reasonable best efforts to maintain the listing of the Common Stock for so long as the Investor owns any Shares.

Section 6.4    Cooperation.     The Investor, on the one hand, and the Company, on the other, agrees to use its commercially reasonable best efforts to cause, or not to impede, to the extent that such party has control or influence over such matters, satisfaction of the conditions, set forth in Sections 7.2 and 7.3, to the other party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.5    Notification of Certain Matters.     From the date hereof through the Closing, the Investor, on the one hand, and the Company, on the other shall give prompt notice to such other party of the occurrence, or failure to occur, of any event the occurrence or failure of which caused any of the Company’s or the Investor's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; provided, however, that no such notification shall be deemed for any purpose under this Agreement to permit the Company or the Investor to alter or amend the representations and warranties contained herein.

Section 6.6    Consent; Approvals.     The Company shall use its commercially reasonable efforts to obtain, as promptly as practicable, all consents, waivers, exemptions, approvals, authorizations or orders (collectively, ‘‘Consents’’) (including, without limitation (i) all Consents required to avoid any breach, violation, default, encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration of any material agreement or instrument to which the Company is a party or its properties or assets are bound, and (ii) all approvals of Governmental Entities, required in connection with the consummation of the transactions contemplated by this Agreement as promptly as practicable (including the premerger notification and report form under the HSR Act), except where the failure to obtain such Consents, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.

Section 6.7    Further Assurances.     From time to time after the date of this Agreement, the parties hereto shall execute, acknowledge and deliver to the other parties such other instruments, documents, and certificates and will take such other actions as the other parties may reasonably request in order to consummate the transactions contemplated by this Agreement.

Section 6.8    Use of Proceeds.     The Company shall apply the proceeds from the sale of the Shares to the payments required to be made by the Company pursuant to the Transaction Agreements and associated costs and expenses.

Section 6.9    Waiver of Piggyback Registration Rights For Registration on Form S-1.     In the event the Company files a registration statement on Form S-1 prior to the six month anniversary of the execution of this Agreement, the Investor hereby covenants and agrees to irrevocably and unconditionally waive all piggyback registration rights and other rights provided pursuant to Section 5.2 of the Stockholders Agreement in connection with such registration statement including, without limitation, the right to receive any notices from the Company pursuant to Section 6.4 of the Stockholders Agreement. Nothing in this Section 6.9 shall be deemed to be a waiver of any of the Investor's other rights under the Stockholders Agreement, including the right of the Investor to demand registration pursuant to Section 5.1 or 5.3 of the Stockholders Agreement.

Section 6.10    Venture Capital Operating Company Rights.     In the event the Investor were to transfer some or all of its equity investment in the Company to an entity that intends to qualify as a ‘‘venture capital operating company,’’ the Company hereby agrees to enter into a letter substantially in the form attached hereto as Exhibit C prior to, or simultaneously with, such transfer.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1    Conditions to Obligations of the Investor and the Company.    The respective obligations of the Investor and the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)    Laws.    No Laws shall be in effect which prohibit the consummation of the transactions contemplated hereby.

(b)    Consummation of Transaction.    The Closing shall be consummated simultaneously with the closing of the Transaction.

Section 7.2    Conditions to Obligations of the Investor.     The obligation of the Investor to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)    Representations and Warranties.    All of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the ClosingDate, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date.

(b)    Performance of Obligations.    The Company shall have performed, satisfied and complied with, in all material respects, all covenants and agreements set forth in this Agreement required to be performed by it under this Agreement at or prior to the Closing.

(c)    Officer’s Certificate.    The Company shall have delivered to the Investor a certificate signed by its president, dated the Closing Date, in form and substance reasonably satisfactory to the Investor, to the effect that the conditions set forth in Sections 7.2(a) have been satisfied.

(d)    Receipts of Consents.    The Company shall have obtained the Consents contemplated by Section 6.6, if any, and a copy of each such consent or evidence thereof reasonably satisfactory to the Investor shall have been provided to the Investor at or prior to the Closing, unless the failure to obtain such Consents, when taken together with other events, developments or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

(e)    Stockholders Agreement.    On the Closing Date, the Investor shall have received the agreement pursuant to which the Investor shall be bound by the provisions of the Stockholders Agreement, executed by the Company, and such agreement shall be in full force and effect.

Section 7.3    Conditions to Obligations of the Company.     The obligation of the Company to consummate the transactions with the Investor contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)    Representations and Warranties.    All of the representations and warranties of the Investor set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such date.

(b)    Performance of Obligations.    The Investor shall have performed, satisfied and complied with, in all material respects, all covenants and agreements set forth in this Agreement required to be performed by it under this Agreement at or prior to the Closing.

(c)    Investor Certificate.    The Investor shall have delivered to the Company a certificate signed by an authorized signatory thereof, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)    Stockholders Agreement.    On the Closing Date, the Company shall have received the agreement pursuant to which the Investor shall be bound by the provisions of the Stockholders Agreement, executed by the Investor, and such agreement shall be in full force and effect.

ARTICLE VIII

TERMINATION

Section 8.1    Termination.     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date notwithstanding the fact that any requisite authorization and approval of the transactions contemplated hereby shall have been received and no party hereto shall have any liability to any other party hereto (provided that any such termination shall not (i) relieve any party from liability for a breach of any provision hereof prior to such termination or (ii) terminate the parties' respective obligations under Article IX or Section 10.04); provided, however, that in the event this Agreement is terminated in accordance with this Section 8.1, no Investor Indemnified Person may seek indemnification from the Company pursuant to Article IX hereof other than for the reasonable out-of-pocket fees, costs or expenses incurred by the Investor Indemnified Person in connection with the Transactions):

(a)    by the Investor or the Company if the Merger Agreement is terminated in accordance with its terms;

(b)    by the Investor or the Company if there shall be any Law that makes consummation of the purchase of the Shares hereunder illegal or otherwise prohibited or if any court of competent jurisdiction or governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the Shares hereunder and such order, decree, ruling or other action shall have become final and non-appealable;

(c)    by the Investor or the Company if the Closing shall not have occurred on or before the nine month anniversary of the date of the Merger Agreement.

(d)    by the Company if the Investor shall have breached in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement that would give rise to the failure of a condition set forth in Article VII; or

(e)    by the Investor if the Company shall have breached in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement that would give rise to the failure of a condition set forth in Article VII.

ARTICLE IX

INDEMNIFICATION

Section 9.1    Survival of Representations and Warranties.    The representations and warranties of the parties hereto contained in this Agreement shall expire twelve months after the Closing Date, except that the representations and warranties set forth in Sections 4.1(a), 4.2, 4.3, 5.1, 5.2, 5.3 and 5.4 shall survive until 6 months after the expiration of the applicable statute of limitations (including any extensions thereof). After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party has asserted a claim in accordance with this Article IX for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article IX. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing until performed in accordance with their terms.

Section 9.2    Indemnification.

(a)    The Company shall indemnify, defend and hold harmless the Investor, its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each an ‘‘Investor Indemnified Person’’) from and against all Losses incurred or suffered by an Investor Indemnified Person arising from, relating to or as a result of (i) the breach of any of the representations or warranties made by the Company in this Agreement or in any certificate furnished by the Company to the Investor pursuant to this Agreement (which breach shall be determined without regard to any materiality or Material Adverse Effect qualifications contained in the representation and warranty giving rise to such claim for indemnity), (ii) the breach of any covenant, obligation or agreement made by the Company in this Agreement or (iii) any actual or threatened Litigation against the Investor Indemnified Person by any Person (other than an Investor Indemnified Person) in connection with (A) the transactions contemplated hereby, (B) the negotiation, execution, delivery and performance of this Agreement or (C) any actions taken by any Investor Indemnified Person pursuant hereto or thereto or in connection with the transactions contemplated hereby (whether or not the transactions contemplated hereby are consummated); provided, however, that the Company shall not have any obligation to indemnify a particular Investor Indemnified Person pursuant to this Section 9.2(a)(iii) to the extent such suit, action, claim or proceeding arises from a breach of this Agreement by the Investor or Investor Indemnified Person or a failure of any representation or warranty of the Investor set forth in Article V hereof to be true and correct and such breach or failure of a representation or warranty to be true and correct results in any condition contained in Sections 7.1 or 7.3 hereof being incapable of being satisfied prior to the Closing.

(b)    The Investor shall indemnify, defend and hold harmless the Company, its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and assigns (each an ‘‘Indemnified Person’’) from and against all Losses incurred or suffered by an Indemnified Person arising from, relating to, or as a result of (i) the breach of any of the representations or warranties made by the Investor in this Agreement or any certificate furnished by the Investor to the Company pursuant to this Agreement or (ii) the breach of any covenant, obligation or agreement made by the Investor in this Agreement.

(c)    No claim may be made against the Company for indemnification with respect to breaches of representations and warranties pursuant to Section 9.2(a)(i) above with respect to any Losses unless the aggregate amount of Losses incurred by the Investor Indemnified Persons thereunder exceeds $10,000,000, and the Company shall then only be liable for the amount of such Losses which exceed $10,000,000. The maximum amount recoverable under Section 9.2(a)(i) by the Investor and the Investor Indemnified Persons, in the aggregate, shall not exceed the Purchase Price. No claim may be made against the Investor for indemnification with respect to breaches of representations and warranties pursuant to Section 9.2(b)(i) above with respect to any Losses unless the aggregate amount of Losses incurred by the Indemnified Persons thereunder exceeds $10,000,000, and the Investor shall then only be liable for the amount of such Losses which exceed $10,000,000. With respect to the Investor, the maximum amount recoverable under Section 9.2(b)(i) by all Indemnified Persons from the Investor shall be equal to the Purchase Price.

(d)    In no case shall any payment be made in the case of an indemnification claim under Section 9.2(a)(i) or 9.2(a)(ii) until a Loss occurs. No Person shall have any liability to any Investor Indemnified Person under Section 9.2(a)(i) for any breach of a representation or warranty to the extent that a claim for indemnification is based upon facts of which the Investor Indemnified Person had knowledge on or prior to the Closing Date, unless such claim also relies upon a materially adverse occurrence or development that occurs after the Closing Date. For purposes of this Section 9.2(d), (i) the Investor shall be deemed to have knowledge of a fact only if any of the Persons set forth in the definition of ‘‘InvestorRepresentative’’ has knowledge of the particular fact and (ii) such individual shall be deemed to have knowledge only to the extent of his or her actual knowledge of such fact and only to the extent of his or her awareness that such fact constitutes a breach of such representation or warranty.

Section 9.3    Procedure for Indemnification.

(a)    If an Investor Indemnified Person or an Indemnified Person (such Person being referred to as the ‘‘Indemnitee’’) shall receive notice or otherwise learn of the assertion by a Person who is not a party to this Agreement of any claim or of the commencement by any such Person of any action (a ‘‘Claim’’) with respect to which the other party (the ‘‘Indemnifying Party’’) may be obligated to provide indemnification, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 9.3 shall not relieve the applicable Indemnifying Party of its obligations under this Article IX, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice; provided, further, that the applicable Indemnifying Party shall have no obligations under Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, unless such written notice is received by the Indemnifying Party within the survival periods set forth in Section 9.1. Such notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by or is claimed against such Indemnitee.

(b)    An Indemnifying Party may elect to compromise, settle or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Claim; provided, however, that the Indemnifying Party shall not compromise, settle or defend a Claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed). If an Indemnifying Party elects to compromise, settle or defend a Claim, it shall, within 30 days of the receipt of notice from an Indemnitee pursuant to Section 9.3(a) (or sooner, if the nature of such Claim so requires), notify the applicable Indemnitee of its intent to do so, and such Indemnitee shall cooperate in a commercially reasonable manner in the compromise or settlement of, or defense against, such Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Claim, the Indemnitee shall have the right to participate in the defense thereof, at its own expense, and such Indemnifying Party shall not be liable to such Indemnitee under this Article IX for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof (except expenses approved in advance by the Indemnitee); provided, that such Indemnitee shall have the right to employ one separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitee if (i) in the reasonable judgment of the Indemnitee, there are legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnifying Party, (ii) the Indemnifying Party shall authorize in writing the Indemnitee to retain a single, separate counsel at the Indemnifying Party’s expense or (iii) the defendants in any such Claim include both the Indemnifying Party and the Indemnitee and, in such Indemnitee’s reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such Claim, and only in the events listed in clauses (i) through (iii) of this paragraph (b) shall the reasonable fees and expenses of such separate counsel be paid by such Indemnifying Party. If an Indemnifying Party elects not to compromise, settle or defend against a Claim, or fails to notify an Indemnitee of its election as provided in this Section 9.3 within 30 days of notice from the Indemnitee pursuant to Section 9.3(a), such Indemnitee may compromise, settle or defend such Claim at the expense of such Indemnifying Party.

(c)    If an Indemnifying Party chooses to defend any claim, the applicable Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense.

(d)    If the aggregate amount of any Loss shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, net of any expenses incurred in connection therewith or additional Losses incurred, shall promptly be repaid by the applicable Indemnitee to the applicable Indemnifying Party.

(e)    In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and, at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 9.4    Sole Remedy.     Except in the case of fraud, the rights to indemnification provided for in this Article IX for a breach of representations or warranties by the Investor (in the case of indemnification pursuant to Section 9.2(b)(i)) or the Company (in the case of indemnification pursuant to Section 9.2(a)(i)) shall constitute the sole post-closing remedy of the Company and the Investor respectively, for such breach, and the Company and the Investor shall have no other liability or damages to the other party resulting from any such breach.

ARTICLE X

MISCELLANEOUS

Section 10.1    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the internal and substantive Laws of the State of New York without giving effect to conflicts of law principles thereof.

Section 10.2    Jurisdiction; Forum; Service of Process; Waiver of Jury Trial.     With respect to any suit, action or proceeding (‘‘Proceeding’’) arising out of or relating to this Agreement, the Company and the Investor hereby irrevocably:

(a)    submits to the exclusive jurisdiction of the courts of theUnited States of America located in the State of New York and the courts of the State of New York (the ‘‘Selected Courts’’), for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating hereto except in such Selected Courts) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise;

(b)    consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Investor at its address referred to in Section 10.6; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by Law; and

(c)    waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in any Proceeding directly or indirectly arising out of, under or in connection with this Agreement.

Section 10.3    Successors and Assigns.    Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of Law and permitted assigns of the parties hereto. Except as permitted under Section 2.2, no assignment of this Agreement may be made by any party at any time, whether or not by operation of Law, without the other parties’ prior written consent. Only the parties to this Agreement or their permitted assigns shall have rights under this Agreement.

Section 10.4    Fees and Expenses.    Except as otherwise provided herein, all fees, costs or expenses shall be paid by the party incurring such fees, costs or expenses. All legal fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP will be paid by the Company.

Section 10.5    Entire Agreement; Amendment.     This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supercedes all prior agreements relating to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and by the Investor. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 10.6    Notices.    All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

if to the Company to:
Brookdale Senior Living Inc. 330 North Wabash Avenue, Suite 1400 Chicago, Illinois 60611 Facsimile: 312-977-3699 Attention: General Counsel
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036-6522 Facsimile: (212) 735-2000 Attention: Joseph A. Coco

if to Investor to:
1345 Avenue of the Americas, 46th Floor New York, NY 10105 Facsimile: (212) 798-6120 Attention: Randal A. Nardone
with a copy to:
1345 Avenue of the Americas, 46th Floor New York, NY 10105 Facsimile: (212) 798-6060 Attention: Alan Chesick
and a copy to:
1345 Avenue of the Americas, 46th Floor New York, NY 10105 Facsimile: (212) 798-6000 Attention: William B. Doniger

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified above (or at such other address or facsimile number for a party as shall be specified by like notice). Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

Section 10.7    Delays or Omissions.     Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or the Investor upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Company or the Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investor of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to the Company or the Investor shall be cumulative and not alternative, except as set forth in Section 9.4.

Section 10.8    Counterparts.     This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

Section 10.9    Severability.     In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that, no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

Section 10.10    Titles and Subtitles.     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 10.11    No Public Announcement (a).     None of the Company or its Subsidiaries or the Investor or its Affiliates shall make any press release, public announcement or filing with any Governmental Entity concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be obligated to make any such disclosure by this Agreement, by Law or the rules of any national securities exchange.

Signature pages follow

IN WITNESS WHEREOF, the parties have executed this Agreement on this 12th day of May, 2006.

BROOKDALE SENIOR LIVING INC.
	By:	/s/ Mark J. Schulte
Name: Mark J. Schulte
Title: Chief Executive Officer
RIC COINVESTMENT FUND LP
By:	RIC Coinvestment Fund GP LLC, its general partner
	By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title: COO and Secretary

EXHIBIT A

FORM OF OPTION AGREEMENT

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (this ‘‘Agreement’’), is entered into this         th day of         , 2006 (the ‘‘Date of Grant’’) between Brookdale Senior Living Inc., a Delaware corporation (the ‘‘Company’’) and RIC Co-Investment Fund LP, a Delaware limited partnership (the ‘‘Investor’’).

This Agreement is a one-time stock option (an ‘‘Option’’) to repurchase shares of the Company's common stock. This Option is granted for the purpose of permitting the Company to repurchase a portion of the shares of the Company's common stock, par value $0.01 per share (the ‘‘Common Stock’’) issued to the Investor pursuant to an Investment Agreement, dated May 12, 2006, between the Company and the Investor.

Article I. Terms and Conditions of the Option

1.    Number of Shares and Option Price.    The Option entitles the Company to purchase from the Investor an aggregate of                  shares (the ‘‘Option Shares’’) of the Company's Common Stock, at an exercise price of $38.07 per share (the ‘‘Option Price’’) subject to adjustment as set forth herein.

2.    Period of Option.    This Option may be exercised as provided herein at any time from and after the Date of Grant until 5:00 p.m., New York City time, on the date that is six months and one day after the Date of Grant or if such date is not a business day on the next succeeding business day (the ‘‘Expiration Date’’). Upon the occurrence of the Expiration Date, all rights of the Company hereunder, with respect to the Option, shall cease.

3.    Conditions of Exercise.    Subject to the provisions of this Agreement, the Option shall be fully vested and immediately exercisable in accordance with Section 4 below.

4.    Exercise of Option.    The Option may be exercised one-time, as provided herein, in whole or in part, at any time until the Expiration Date in the manner described in this Section 4. In the case of exercise, the Company shall deliver to the Investor written notice specifying the number of Option Shares to be acquired pursuant to such exercise, together with cash in an amount equal to the aggregate Option Price. The Company shall also deliver to the Investor a certificate from a duly authorized officer of the Company to the effect that the covenants, representations and warrants set forth in Section 6(b) hereof are true and correct in all material respects with the same force and effect as though expressly made at the time of this Agreement. Upon the Investor’s receipt of the Company’s written notice of exercise and the cash, the Investor shall promptly deliver to the Company the number of Option Shares set forth in such notice.

5.    Nontransferability of Option.    Except as permitted by the Investor in writing or a corporate successor of the Investor by merger, consolidation or otherwise, the Company shall not be permitted to sell, transfer, pledge or assign the Option. The Option shall be exercisable only by the Company or any subsequent party or parties having the right to exercise the Option pursuant to the foregoing sentence. Any attempted assignment, transfer, pledge or other disposition of the Option contrary to the provisions hereof shall be null and void and without effect.

6.     Covenants, Representations and Warranties.

(a) Covenants, Representations and Warranties of Investor.    The Investor hereby covenants, represents and warrants to the Company as follows:

(i) The Investor has full power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of the Investor, enforceable in accordance with its terms.

(ii) The execution, delivery and performance by the Investor of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency or official and do not and will not (i) violate the certificate of incorporation or bylaws of the Investor, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Investor or (iii) require any consent or other action by any person, constitute a default, or give rise to termination, cancellation or acceleration of any right or obligation of the Investor under any provision of any agreement or other instrument binding upon the Investor.

(iii) The Investor has or will have available for delivery upon exercise or exchange of this Option the total number of shares of Common Stock issuable upon exercise of this Option. All shares of Common Stock deliverable upon exercise will be delivered free and clear of all liens and encumbrances.

(b) Covenants, Representations and Warranties of the Company.    The Company hereby covenants, represents and warrants to the Investor as follows:

(i) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

(ii) The execution, delivery and performance by the Company of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency or official and do not and will not (i) violate the certificate of incorporation or bylaws of the Company, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Company or (iii) require any consent or other action by any person, constitute a default, or give rise to termination, cancellation or acceleration of any right or obligation of the Company under any provision of any agreement or other instrument binding upon the Company.

7.    Notices.     Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Investor either at its address set forth below or such other address as it may designate in writing to the Company, or to the Company: 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611, Attention: Mark J. Schulte, Chief Executive Officer (or his designee), at the Company's address or such other address as the Company may designate in writing to the Investor.

8.    Failure to Enforce Not a Waiver.    The failure of the Company or the Investor to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.    Governing Law.    This Agreement shall be governed by and construed according to the laws of the State of New York without regard to its principles of conflict of laws.

10.    Adjustments.

(a) In the event of any change in the share of Common Stock by reason of stock dividends, splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then that which is then transferable upon exercise of the Option shall be appropriately adjusted so that the Company shall receive, upon exercise of the Option and payment of the Option Price, the number and class of shares of Common Stock or other securities or property (including cash) that the Company would have owned or been entitled to receive after the happening of any of the events described above if the Option had been exercised immediately prior to such event.

(b) Whenever the number of Option Shares are adjusted pursuant to Section 10(a) herein, the Option Price shall be appropriately adjusted, if applicable, by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of Option Shares transferred under the Option prior to the adjustment and the denominator of which shall be equal to the aggregate number of Option Shares transferred under the Option immediately after the adjustment.

11.    Amendments.    This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

12.    Securities Laws Requirements. The Option shall not be exercisable to any extent, and the Investor shall not be obligated to transfer any Option Shares to the Company upon exercise of such Option, if such exercise, in the opinion of counsel for the Investor, would violate the Securities Act (or any other Federal or state securities laws as may be in effect at that time).

13.    Protections Against Violations of Agreement.    No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Option or any interest therein by any holder thereof in violation of the provisions of this Agreement will be valid unless and until there has been full compliance with said provisions to the satisfaction of the Investor. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

Signatures on Following Page

IN WITNESS WHEREOF, the parties have executed this Agreement on this         day of        , 2006.

RIC COINVESTMENT FUND LP
By:	RIC Coinvestment GP LLC, its general partner
By:
Name:
Title:
Address for Notices: 1345 Avenue of the Americas, 46th Floor New York, NY 10105 Facsimile: (212) 798-6120 Attention: Randal A. Nardone
With a Copy to:
1345 Avenue of the Americas, 46th Floor New York, NY 10105 Facsimile: (212) 798-6060 Attention: Alan Chesick, Esq.

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement
BROOKDALE SENIOR LIVING INC.

Name:
Title:

EXHIBIT B

WRITTEN CONSENT

BROOKDALE SENIOR LIVING INC.
WRITTEN CONSENT OF A MAJORITY OF THE STOCKHOLDERS
IN LIEU OF SPECIAL MEETING OF BROOKDALE SENIOR LIVING INC.

THE UNDERSIGNED, constituting a majority of the stockholders of Brookdale Senior Living Inc., a Delaware corporation (the ‘‘Company’’), do hereby consent in writing to, and hereby adopt, the following resolutions pursuant to Section 228 of the Delaware General Corporation Law:

WHEREAS, the Board of Directors determined that it is advisable and in the best interests of the Company and all of its stockholders that the Company enter into an Investment Agreement with RIC Co-Investment Fund LP, a Delaware limited partnership (‘‘Investor’’), a draft of which is attached hereto as Exhibit A (the ‘‘Investment Agreement’’), pursuant to which the Company will issue (the ‘‘Stock Issuance’’) shares of its common stock, par value $0.01 per share (‘‘Common Stock’’) having an aggregate value of up to $1.3 billion at a price per share equal to $33.00, to the Investor as part of the financing for a transaction (the ‘‘Merger Transaction’’) to acquire American Retirement Corporation (‘‘ARC’’);

WHEREAS, the Company desires to issue up to 2,500,000 shares of Common Stock to satisfy anticipated obligations resulting from the purchases of shares of Common Stock and the corresponding grants of restricted shares of Common Stock pursuant to employment agreements entered into with six executives of ARC in connection with the Merger Transaction and pursuant to optionee agreements anticipated to be entered into with other employees of ARC in connection with the Merger Transaction; and

WHEREAS, the Company desires to amend the Company's Omnibus Stock Incentive Plan (the ‘‘Stock Plan’’) to reserve an additional 2,500,000 shares of Common Stock for issuance thereunder to satisfy anticipated obligations thereunder resulting from such purchases and such corresponding grants of shares of Common Stock, and for such other grants that may be made from time to time pursuant to the Stock Plan (the ‘‘Stock Plan Amendment’’, which shall be substantially in the form attached hereto as Exhibit B), provided that such amendment to the Stock Plan will not become effective unless and until the Merger Transaction is consummated;

NOW THEREFORE BE IT:

RESOLVED, that the stockholders set forth on the signature pages hereto hereby approve, adopt, ratify and consent to the actions taken by the Board of Directors with respect to the transactions contemplated by the Investment Agreement, including, without limitation, (i) the issuance of Common Stock to the Investor on the terms and subject to the conditions set forth in the Investment Agreement and (ii) the issuance of equity securities by the Company, subject to the approval of the Board of Directors, the net proceeds of which are used to reduce the Commitment Amount (as such term is defined in the Investment Agreement) or are used by the Company to repurchase shares of its Common Stock pursuant to the form of Stock Option Agreement attached as Exhibit C hereto; and it is further

RESOLVED, that the stockholders set forth on the signature pages hereto hereby approve, adopt, ratify and consent to the actions taken by the Board of Directors in amending the Stock Plan to add 2,500,000 shares of Common Stock to the reserved shares of Common Stock available for issuance thereunder and specifically approve the Stock Plan Amendment, provided that such Stock Plan Amendment will not become effective unless and until the Merger Transaction is consummated.

IN WITNESS WHEREOF, the undersigned have executed this written consent as of the date first written above.

FIT-ALT INVESTOR LLC
By:	/s/ Randal A. Nardone
Its:	COO & Secretary
FORTRESS INVESTMENT TRUST II
By:	/s/ Randal A. Nardone
Its:	Vice President, COO & Secretary
FORTRESS BROOKDALE ACQUISITION LLC
By:	/s/ Randal A. Nardone
Its:	Secretary

Exhibit C

[date]

RIC Co-Investment Fund LP
1345 Avenue of the Americas, 46th Floor
New York, NY 10105

Re: Management Rights

Ladies and Gentlemen:

This letter will confirm the agreement between Brookdale Senior Living Inc. (the ‘‘Company’’), and RIC Co-Investment Fund LP (the ‘‘Fund’’) pursuant to which the Fund will be entitled to the following contractual rights in connection with the Fund's equity investment in the Company:

1.	The Fund shall be permitted to appoint one representative who shall be entitled to act as an observer with respect to the Company's Board of Directors, which representative shall the right to be treated in the same manner as a non-voting member of the Company's Board of Directors, including the right (i) to timely receipt of all material information provided to the members of the Company's Board of Directors; (ii) to be notified of, attend and participate in all meetings and other proceedings of the Company's Board of Directors; and (iii) such other rights and privileges to which a non-voting member of the Company's Board of Directors would be entitled.

2.	The Fund may examine the books and records of the Company and visit and inspect its facilities and may reasonably request information at reasonable times and intervals concerning the general status of the Company's financial conditions and operations.

3.	On reasonable prior written notice, the Fund may discuss the business operations, properties and financial and other conditions of the Company with the Company's Management and with the Company's independent accountants and investment bankers.

The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying the investment in the Company as a ‘‘venture capital investment’’ for purposes of satisfying the ‘‘venture capital operating company’’ exception under the Department of Labor ‘‘plan assets’’ regulation, 29 C.F.R. §2510.3-101. In the event the aforementioned rights are not satisfactory for the above described purpose, the Company and the Fund shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.

In the event that the Fund were to transfer some or all of its equity investment in the Company to an entity that intends to qualify as a ‘‘venture capital operating company,’’ the Fund shall be entitled to assign some or all of the aforementioned rights to such entity; provided, however, that, in the event the Fund's equity investment in the Company is transferred to more than one entity, the right described in paragraph 1 to appoint a non-voting observer to the Company's Board of Directors may be enforced only by one of the entities to which such equity investment is transferred.

The rights granted to the Fund hereunder are not in substitution for, and shall not be deemed to be in limitation of, any rights otherwise available to the Fund as a holder of securities of the Company or pursuant to any other agreement with the Company.

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IN WITNESS WHEREOF, this letter agreement has been duly executed by the parties set forth below as of the date written above.

BROOKDALE SENIOR LIVING INC.
By:
Name:
Title:
RIC COINVESTMENT FUND LP
By:	RIC Coinvestment GP LLC, its general partner
By:
Name:
Title:

ANNEX D

STOCK PLAN AMENDMENT

First Amendment to
Brookdale Senior Living Inc.
Omnibus Stock Incentive Plan

The Brookdale Senior Living Inc. Omnibus Stock Incentive Plan (the ‘‘Plan’’) is hereby amended, effective upon approval of this amendment by the stockholders of Brookdale Senior Living Inc., as follows:

1.    The first two sentences of Section 4 of the Plan shall be replaced, in their entirety, by the following three sentences:

‘‘Subject to Section 5 hereof, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 4,500,000 shares, as increased on the first day of each fiscal year beginning in calendar year 2006 by a number of shares equal to the lesser of (1) 400,000 shares of Common Stock and (2) 2% of the number of outstanding shares of Common Stock on the last day of the immediately preceding fiscal year. The share reserve of 4,500,000 shares (to which the annual increases shall apply) includes a 2,500,000 share increase authorized by the Board on May 12, 2006 and approved by the Company's stockholders on May 12, 2006. All such shares of Common Stock that are available for the grant of Awards under the Plan may be granted as Incentive Stock Options.’’

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ANNEX E

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BROOKDALE SENIOR LIVING INC.

Pursuant to Section 242
of the General Corporation Law
of the State of Delaware

BROOKDALE SENIOR LIVING INC., a Delaware Corporation (the ‘‘Corporation’’) does hereby certify as follows:

FIRST: The first sentence of Article Twelve of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

‘‘The number of directors which constitute the whole Board of Directors shall be not less than three (3) or more than eight (8).’’

SECOND: The foregoing amendment has been duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Brookdale Senior Living Inc. has caused this Certificate to be duly executed in its corporate name this        day of        , 2006.

By:
Name:
Title:

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